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                               AGREEMENT OF LEASE


          AGREEMENT OF LEASE made as of this 23rd day of January, 1997 between SOUNDVIEW PLAZA ASSOCIATES, a Connecticut partnership with an office c/o W&M Properties of Connecticut, Inc., One Station Place, Stamford, Connecticut 06902 or such other place or places as the General Partners may hereafter determine (hereinafter called "Landlord") and GANTOS, INC., a Michigan corporation, having an office at 3260 Patterson Southeast, P.O. Box 875, Grand Rapids, MI 49588 (hereinafter called "Tenant").


                              W I T N E S S E T H :


          Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, space on the fifth (5th) floor in the building known as Soundview Plaza, 1266 East Main Street, Stamford, Connecticut 06902 (which building is hereinafter called "the Building") located on land in the City of Stamford, State of Connecticut as more particularly described in Exhibit A-1 annexed hereto and made a part hereof (which land and building are hereinafter called "the building project"), and which space is approximately as shown on the floor plan(s) annexed hereto as Exhibit A-2 and made a part hereof, or initialed by the parties and incorporated hereby by reference (which space is hereinafter called the "demised premises"); for the term of years, to begin on the commencement date set forth in Article 3 hereof, and to end on the last day of the seventh lease year (as hereinafter defined in Section 1.06 of this Lease), or until such term shall sooner cease and terminate as hereinafter provided.

          The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant and agree as follows:

                                    ARTICLE 1

                                   RENT, ETC.

          1.01 Tenant shall pay to Landlord a fixed annual rent (excluding electricity) at the followings rates:

               A.   $340,687.50 per annum for the first (1st) lease year;

               B.   $355,500.00 per annum for the second (2nd) lease year;

               C.   $370,312.50 per annum for the third (3rd) lease year;

               D.   $385,125.00 per annum for the fourth (4th) lease year;

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               E.   $399,937.50 per annum for the fifth (5th) lease year;

               F.   $414,750.00 per annum for the sixth (6th) lease year; and

               G.   $429,562.50 per annum for the seventh (7th) lease year.

          1.02 Tenant agrees to pay the fixed annual rent as aforesaid in equal monthly installments in advance on the first day of each calendar month during the term of this Lease.

          1.03 Tenant agrees to pay said fixed annual rent in lawful money of the United States, at the office of Landlord or such other place in the United States of America as Landlord may designate, without any setoff or deduction whatsoever, except such deduction as may be occasioned by the occurrence of any event permitting or requiring a deduction from or abatement of rent, as specifically set forth herein. Should the commencement date occur on any day other than on the first day of a month, then the fixed annual rent for the unexpired portion of such month shall be adjusted and prorated on a per diem basis. In no event shall the fixed annual rent set forth in Section 1.01 be reduced because real estate taxes or Building expenses are reduced or are less than the amounts set forth in Sections 5.01(a)(i) or 6.01(a)(i) hereof.

          1.04  Intentionally Deleted.

          1.05 The parties acknowledge and agree that the rentable square foot area of the originally demised premises shall be deemed to be 19,750 square feet.

          1.06 The term "lease year" when used in this Lease shall mean the twelve months commencing on the first day of the month following the month in which occurs the commencement date (as defined in Section 3.01) and each subsequent period of twelve months; provided, however, that if the commencement date occurs on the first day of a month, then the first lease year shall mean the twelve months commencing on said commencement date. The first lease year shall include the period, if any, from the commencement date to the end of the month in which the commencement date occurs.

                                    ARTICLE 2

                                 OCCUPANCY, ETC.

          2.01 Tenant may not use or occupy the demised premises as a savings bank, state or Federal savings and loan association, commercial bank or trust company or for any use prohibited by Rule O (of Exhibit B hereof). Tenant shall use and occupy the demised premises solely as executive, merchandising and general offices of Tenant, and for no other purpose.

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                                    ARTICLE 3

                              COMMENCEMENT OF TERM

          3.01 The term of this Lease shall commence on whichever of the following dates shall first occur (the "commencement date"): (a) the date when the demised premises are substantially ready for occupancy, (b) the date when the demised premises are substantially ready for occupancy less the total number of days' delay, if any, by Tenant in complying with any of the provisions of
Article 33 of this Lease or (c) the date when Tenant shall take possession and occupy the demised premises or any portion thereof, for its business purposes.

          3.02 The demised premises shall be deemed substantially ready for Tenant's occupancy when the demised premises are substantially complete except for minor details which would not materially interfere with Tenant's ability to conduct its business and minor "punchlist" items. Landlord agrees to promptly complete any such remaining work.

          Landlord agrees that it will use all reasonable diligence to make the demised premises substantially ready for occupancy within ninety (90) days after the date Tenant has provided Landlord with all of the information set forth in items A through Q of Subdivision I of the attached Work Letter. Landlord will seek to provide Tenant with an opportunity to move its furniture and other personal property into the demised premises, prior to the commencement date, provided that such early entry does not interfere in any way with any of Landlord's work in and to the demised premises, in accordance with Article 33 of this Lease and the attached Work Letter.

          The term shall be deemed to have commenced on the date when the demised premises reasonably would have been substantially ready for occupancy except for Tenant's delay in (or failure of) compliance with the provisions of
Article 33, even if because of Tenant's failure to comply with the provisions of
Article 33 or failure to reasonably cooperate in a timely manner with Landlord in connection with approving plans or revisions thereto or Landlord's work has not been completed.

          3.03 Landlord and Tenant shall, in accordance with the foregoing, fix the commencement date of the term of this Lease and shall notify Tenant of the date so fixed. When the commencement date of the term of this Lease has so been determined, the parties hereto shall within thirty (30) days thereafter, at Landlord's request, execute a written agreement confirming such date as the date of the commencement of the term of this Lease. Any failure of the parties to execute such written agreement shall not affect the validity of the commencement date as fixed and determined by Landlord, as aforesaid.

          3.04 The demised premises shall not be deemed to be unready for Tenant's occupancy or incomplete if only minor or insubstantial details of construction, decoration or mechanical adjustment remain to be done in the demised premises or any part thereof. Tenant by entering into occupancy of the demised premises shall be

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conclusively deemed to have agreed that Landlord up to the time of such occupancy had performed all of its obligations hereunder and that the demised premises were in satisfactory condition as of the date of such occupancy, unless within twenty (20) days after such date Tenant shall give written notice (hereinafter called the "Punchlist Notice") to Landlord specifying the respects in which the same were not in satisfactory condition, in which event, the demised premises shall be conclusively deemed to be in satisfactory condition except for the items set forth in the Punchlist Notice and except for latent defects. The giving of the Punchlist Notice shall have no effect whatsoever upon the commencement date. If Landlord fails to complete any of the items on such Punchlist Notice within thirty (30) days after the rendition of such notice then Tenant shall have the right to give Landlord a second notice detailing any such incomplete items. If such items are not completed within fifteen (15) days thereafter (except for reasons beyond Landlord's control), then Tenant may complete any such incomplete items and deduct the actual reasonable cost thereof from the next accruing rent payments due hereunder.

                                    ARTICLE 4

                                  COMMON AREAS

          4.01 Landlord, at Landlord's expense, shall provide and shall make available from time to time within the boundaries of the building project such parking facilities, driveways, entrances and exits thereto, landscape and planted areas, and other improvements and facilities, whether similar or dissimilar, as Landlord shall at any time and from time to time deem appropriate (all the foregoing being collectively referred to in this Lease as "Common Areas"). Tenant and its officers, employees, agents, customers and invitees shall have a nonexclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas.
The Common Areas shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to establish, modify and enforce reasonable and nondiscriminatory rules and regulations with respect to the Common Areas, and Tenant agrees, after notice thereof, to abide by such rules and regulations and to cause its officers, employees, agents, customers and invitees to conform thereto. Landlord, at Landlord's expense, shall construct, operate, manage, equip, repair, landscape, and maintain the Common Areas, for their intended purposes, in such manner as Landlord shall, in Landlord's sole discretion, from time to time determine. Landlord's rights respecting the Common Areas shall include (but shall not be limited to) the following:

               a. to maintain and operate lighting facilities serving the Common Areas;

               b.   to supervise the Common Areas;

               c.   from time to time to change the area, level, location and

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arrangement of parking areas, parking spaces and other Common Area facilities, to make installations therein and to move or remove such installations, and to change the location of, or permanently diminish or discontinue the use of any portion of the Common Areas;

               d. to restrict parking by tenants, their officers, agents, employees, customers and invitees, to designated areas and to specific parking spaces;

               e. to discontinue, or restrict the use of, any portion of the Common Areas to such extent, and for such period of time, as may in the opinion of Landlord's counsel be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein;

               f. to temporarily suspend the use of all, or any portion of, the Common Areas; and

               g. to take any other action with respect to the Common Areas, as Landlord, in its sole discretion, shall determine to be advisable.

          4.02 Tenant's right to use the Common Areas or any specified portion thereof shall be deemed to be a revocable license, and Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, by reason of Landlord's exercise of any right or rights respecting Common Areas reserved pursuant to Section 4.01 hereof, nor shall the exercise of any such right be deemed a constructive or actual eviction, provided that there shall be no unreasonable obstruction of Tenant's access to the demised premises or unreasonable interference with Tenant's use and enjoyment of the demised premises.

          4.03 So long as Tenant is not in default beyond any grace period under any of the terms, covenants and conditions of this Lease, Landlord will provide Tenant ten (10) assigned parking spaces and with access to the parking area for the parking of up to fifty (50) additional automobiles, at no charge.

          4.04  With respect to the parking of vehicles at the building project:

               (i) If Landlord elects to designate a specific parking zone for Tenant's use, Tenant shall require its personnel and visitors to park their vehicles only in parking zone designated by Landlord for Tenant's use for its personnel and visitors on a "first come, first served" basis. Landlord reserves the right at all times to redesignate such parking zones. Tenant, its personnel and visitors shall not at any time park any trucks or delivery vehicles in any of the parking areas.

               (ii) All use of parking spaces and any other parking areas by Tenant, its personnel and visitors will be at their own risk, and Landlord shall not be

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liable for any injury to person or property, or for loss or damage to any vehicle or its contents, resulting from theft, collision, vandalism or any other cause whatsoever, unless same is due to the negligence or willful misconduct of Landlord, its agents or employees.

               (iii) There shall be no overnight parking (unless approved in advance by Landlord), and Tenant shall cause its personnel and visitors to remove their vehicles from the parking area at the end of the working day. If any vehicles owned by Tenant or by its personnel or visitors remains in the parking area overnight and the same interferes with the cleaning or maintenance of said area, any costs or liabilities incurred by Landlord in removing said vehicle to effectuate cleaning or maintenance, or any damages resulting to said vehicle or to Landlord's equipment or equipment owned by others, by reason of the presence of or removal of said vehicle during such cleaning or maintenance shall be paid by Tenant to Landlord, as additional rent on the rent payment date next following the rendition of a bill therefor.

                                    ARTICLE 5

                     TAX ESCALATION; TAXES ON LEASE OR RENTS


          5.01 TAX ESCALATION. Tenant shall pay to Landlord, as additional rent, tax escalation in accordance with this Article:

               (a) Definitions: For the purpose of this Article, the following definitions shall apply:

                      (i) The term "Tax Base Factor" shall mean the real estate taxes for the period beginning on July 1, 1996 and ending on June 30, 1997.

                     (ii) The term "The Percentage", for purposes of computing tax escalation, shall be deemed to mean 11.11 percent (11.11%).

                    (iii) The term "the building project" shall mean all of the land more particularly described in Exhibit A-1 and the Building and improvements located thereon, known as Soundview Plaza, Stamford, Connecticut.

                     (iv)     The term "comparative year" shall mean the fiscal
(tax) year commencing July 1, 1997 and ending June 30, 1998, and each subsequent period of twelve months, or such other period of twelve (12) months as hereafter may be adopted by the governmental authority as the fiscal (tax) year for real estate tax purposes.

                      (v) The term "real estate taxes" shall mean the total of all taxes and special or other assessments, including any payment required in lieu of or

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relating to parking with respect to the building project, levied, assessed or imposed at any time by any governmental authority upon or against the building project, and also any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from said building project to the extent that same shall be in lieu of all or a portion of any of the aforesaid taxes or assessments, or additions or increases thereof, upon or against said building project. If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the real estate taxes, or in lieu of additions to or increases of said real estate taxes, then such franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the definition of "real estate taxes" for the purposes hereof. Notwithstanding the foregoing, the term "real estate taxes" shall not include any taxes, assessments, levies, fees or charges which are payable by Tenant or other tenants in the Building under Section 5.02 hereof, or any taxes based upon Landlord's income, except as otherwise set forth herein. As to special assessments which are payable over a period of time extending beyond the term of this Lease, only a pro rata portion thereof, covering the portion of the term of this Lease unexpired at the time of the imposition of such assessment, shall be included in "real estate taxes". If, by law, any assessment may be paid in installments, then, for the purposes hereof (a) such assessment shall be deemed to have been payable in the maximum number of installments permitted by law and
(b) there shall be included in real estate taxes, for each comparative year in which such installments may be paid, the installments of such assessment so becoming payable during such comparative year, together with interest payable during such comparative year.

                    (1) In the event that the real estate taxes payable for any comparative year shall exceed the Tax Base Factor, Tenant shall pay to Landlord, as additional rent for such comparative year, an amount equal to The Percentage of the excess. Upon Tenant's written request, Landlord shall provide Tenant with copies of all pertinent tax bills. Before or after the start of each comparative year, Landlord shall furnish to Tenant a statement of the real estate taxes payable for such comparative year. If the real estate taxes payable for such comparative year exceed t he Tax Base Factor, additional rent for such comparative year, in an amount equal to The Percentage of the excess, shall be due from Tenant to Landlord, and shall be payable by Tenant to Landlord, within thirty (30) days after Landlord's furnishing the aforesaid statement to Tenant, but not sooner than thirty (30) days prior to the date that any corresponding payment(s) of real estate taxes are due to the taxing authority.

                    (2) If, after Tenant shall have made a payment of additional rent under this Article, Landlord shall receive a refund of any portion of the real estate taxes payable for any comparative year on which such payment of additional rent shall have been based, as a result of a reduction of such real estate taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall promptly after receiving the refund pay to Tenant The Percentage of the refund less The

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Percentage of expenses (including attorneys' and appraisers' fees) incurred by
Landlord in connection with any such application or proceeding. If, prior to the payment of taxes for any comparative year, Landlord shall have obtained a reduction of that comparative year's assessed valuation of the building project, and therefore of said taxes, then the term "real estate taxes" for that comparative year shall be deemed to include the amount of Landlord's expenses in obtaining such reduction in assessed valuation, including attorneys' and appraisers' fees.

                    (3) If the real estate taxes payable for the period(s) upon which the Tax Base Factor is based are reduced, the additional rent theretofore paid or payable hereunder for all comparative years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord as additional rent, within ten (10) days after being billed therefor, any deficiency between the amount of such additional rent as theretofore computed and the amount thereof due as the result of such recomputations. Should the real estate taxes payable for such year be increased by final determination of legal proceedings, settlement or otherwise, then appropriate recomputation and adjustment also shall be made.

                    (4) The statements of the real estate taxes to be furnished by Landlord as provided above shall constitute a final determination as between Landlord and Tenant of the real estate taxes for the periods represented thereby, unless Tenant within ninety (90) days after they are furnished shall in writing challenge their accuracy or their appropriateness. If Tenant shall dispute said statements, then, pending the resolution of such dispute, Tenant shall pay the additional rent to Landlord in accordance with the statements furnished by Landlord.

                    (5) In no event shall the fixed annual rent under this Lease (exclusive of the additional rents under this Article) be reduced by virtue of this Article.

                    (6) If the commencement date of this Lease occurs on a day which is not the first day of a comparative year, then the additional rent due hereunder for such comparative year shall be a proportionate share of said additional rent for the entire comparative year, said proportionate share to be based upon the length of time that the term of this Lease will be in existence during such comparative year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant's default) whether the same be the date hereinbefore set forth for the expiration of the term or any prior or subsequent date, a proportionate share of said additional rent for the comparative year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid. The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such comparative year. Landlord shall promptly cause statements of said additional rent for that comparative year to be prepared and furnished to Tenant. Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing, and Landlord shall

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promptly refund to Tenant any amounts due and owning to Tenant.

                    (7) Landlord's and Tenant's obligations to make the adjustments referred to in this Article above shall survive any expiration or termination of this Lease.

                    (8) Any delay or failure of Landlord in billing any tax escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such tax escalation hereunder.

          5.02 TAXES ON LEASE AND RENTS. Tenant shall pay, or cause to be paid, before any fine, penalty, interest or cost may be added for nonpayment: all taxes, assessments, levies, fees, and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which may now or hereafter during the term of this Lease, be imposed or levied upon or assessed against Landlord or which may become Landlord's obligation if Tenant shall fail to pay same, on account or by virtue of this Lease, any rent payable hereunder or the use of the demised premises by Tenant. Nothing in this Section
5.02 shall require Tenant to pay or reimburse Landlord for the payment of any franchise, corporate, estate or inheritance tax of Landlord or any income, revenue or profits tax of Landlord based on its general income or revenues, except to the extent such tax is specifically stated in the legislation or otherwise clearly demonstrated by the legislative history to be imposed, levied or assessed in substitution for, or in substitution for any increase to, any other tax, assessment, charge or levy which Tenant is required to pay or to reimburse Landlord for the payment thereof pursuant to the preceding sentence of this Section 5.02. Nothing in this Section 5.02 shall require Tenant to pay or reimburse Landlord for the payment of any tax if Tenant's payment of such tax or reimbursement of Landlord for the payment of such tax would violate any applicable law.

                                    ARTICLE 6

                               EXPENSE ESCALATION

          6.01 Tenant shall pay to Landlord, as additional rent, expense escalation in accordance with this Article:

               (a) Definitions: For the purpose of this Article, the following definitions shall apply:

                    (i) The term "Expense Base Factor" shall mean Expenses for the calendar year 1997.

                   (ii) The term "the building project" shall be as defined in Paragraph 5.01(a)(iii) hereof.

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                  (iii)  The term "The Percentage", for purposes of computing expense escalation, shall be deemed to mean 11.11 percent (11.11%).

                   (iv) The term "comparative year" shall mean the calendar year 1998 and each subsequent period of twelve months.

                    (v) The term "Expenses" shall mean the total of all the costs and expenses incurred or borne by Landlord with respect to the operation and maintenance of the building project and the services provided tenants therein including, but not limited to, the costs and expenses incurred for and with respect to: steam and any other fuel; Building electric current(1); water rates and sewer rents; air conditioning, ventilation and heating; metal, elevator cab, lobby and plazas maintenance and cleaning; elevators; escalators; protection and security; lobby decoration and interior and exterior landscape maintenance; repair, maintenance, cleaning, lighting and striping of parking areas and removal of snow therefrom; repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building; maintenance; cleaning, by contract or otherwise; window washing (interior and exterior); painting of non-tenant areas; fire, extended coverage, boiler and machinery, sprinkler, apparatus, public liability and property damage, rental and plate glass insurance and any insurance required by a mortgagee; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting employees of the Landlord up to and including the building manager (including a pro rata share only of such wages and benefits of employees, including Landlord's engineer, who are employed at more than one building; such pro rata share shall be determined by Landlord and shall be based upon Landlord's estimate of the percentage of time spent by such employees at the building project); uniforms and working clothes for such employees and the cleaning thereof; expenses imposed on the Landlord pursuant to law or to any collective bargaining agreement with respect to such employees; workmen's compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; management fees, not to exceed such fees customary for similar buildings in the Fairfield County area; professional and consulting fees.

          Provided, however, that the foregoing costs and expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

               (a)  leasing commissions;

               (b)  executives' salaries above the grade of building manager;

               (c) expenditures for capital improvements except those which under generally applied real estate practice are expensed or regarded as deferred expenses and except for capital expenditures required by law, in either of which cases the cost thereof shall be included in Expenses for the lease year in which the costs are incurred and subsequent lease years, on a straight line basis, to the extent that such items are

---------------
(1) The cost of Building electric current shall be deemed to mean the cost of all electricity purchased for use in the Building other than that which is redistributed to tenants in the Building; the parties agree that thirty five percent (35%) of the Building's payment to the public utility for the purchase of electricity shall be deemed to be payment for Building electric current.

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                                                                         Page 11


amortized over an appropriate period, but not more than ten years, with an interest factor equal to the prime rate of the Chemical Bank of New York at the time of Landlord's having incurred said expenditure.

               (d) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Expenses hereunder;

               (e) cost of repairs or replacements incurred by reason of fire or other casualty, or caused by the exercise of the right of eminent domain;

               (f)  advertising and promotional expenditures;

               (g) legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions;

               (h) costs incurred in performing work or furnishing services for individual tenants (including this Tenant) at such tenant's expense to the extent that such work or service is in excess of any work or service Landlord at its expense is obligated to furnish to this Tenant; costs of performing work or furnishing services for tenants other than this Tenant at Landlord's expense to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to this Tenant at Landlord's expense; if any work or service is performed or furnished by Landlord to or for any tenant other than this Tenant at such tenant's expense, then, but only to the extent that Landlord is obligated to perform such work or furnish such service to or for this Tenant at Landlord's expense, such work or service shall be deemed to have been performed or furnished to such other tenant at Landlord's expense and shall therefore be included in Expenses;

               (i) expenses incurred in tenant build-out, renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants of vacant space (other than Common Areas);

               (j) costs incurred due to violation by Landlord or any tenant or other occupant of the terms and conditions of any lease or other rental arrangement covering space in the Building;

               (k) overhead and profit increments paid to subsidiaries or other affiliates of Landlord for services on or to the Building (or any portion thereof), to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or other affiliate of Landlord;

               (l)  payment of principal and/or interest on debt or amortization

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                                                                         Page 12


payments of any mortgage or mortgages executed by Landlord covering the Building (or any portion thereof), rental concessions or negative cash flow guaranties, and rental payments under any ground or underlying lease or leases;

               (m) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

               (n) all items and services for which Tenant or any other tenant reimburses Landlord or for which Landlord pays third persons; and

               (o) any costs, fines or penalties incurred due to violations by Landlord of any federal, state or local law, statute or ordinance.

          If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in Expenses, then the costs for same shall be included in Expenses. The costs of capital equipment or capital expenditures are so to be included in Expenses for the comparative year in which the costs are incurred and subsequent comparative years, on a straight line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Expenses are expected to equal Landlord's costs for such capital equipment or capital expenditure, with an interest factor equal to the prime rate of the Chemical Bank of New York (or successor thereto) at the time of Landlord's having incurred said costs. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the comparative year in which they were incurred.

          If during all or part of the calendar year 1997 (i.e., the period on which the Expense Base Factor is based) or of any comparative year, Landlord shall not furnish any particular item(s) of work or service (which would constitute an Expense hereunder) to portions of the Building, due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purposes of computing the additional rent payable hereunder, the amount of the expenses for such item for such period shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or service to such portion of the Building.

          (b) 1. If the Expenses for any comparative year shall be greater than the Expense Base Factor, Tenant shall pay to Landlord, as additional rent for such comparative year, in the manner hereinafter provided, an amount equal to The Percentage of the excess of the Expenses for such comparative year over the Expense Base Factor (such amount being hereinafter called the "Expense Payment").

          Following the expiration of each comparative year and after receipt thereof from Landlord's certified public accountant, Landlord shall submit to Tenant a statement, certified by Landlord, setting forth the Expenses for the preceding comparative year and the Expense Payment, if any, due to Landlord from Tenant for such comparative year. The rendition of such statement to Tenant shall constitute prima facie proof of the accuracy thereof and, if such statement shows an Expense Payment due from Tenant to Landlord with respect to the preceding comparative year then (i) Tenant shall make payment of any unpaid portion thereof within thirty (30) days after receipt of such statement; and
(ii) Tenant shall also pay to Landlord, as additional rent, within thirty (30) days after receipt of such statement, an amount equal to the product obtained by multiplying the total Expense Payment for the preceding comparative year by a fraction, the denominator of which shall be 12 and the numerator of which shall be the number of months of the current comparative year which shall have elapsed prior to the first day of the month immediately following the rendition of such statement; and (iii) Tenant shall also pay to Landlord, as additional rent, commencing as of the first day of the month immediately following the rendition of such statement and on the first day of each month thereafter until a new statement is rendered, 1/12th of the total Expense Payment for the preceding comparative year.

          The aforesaid monthly payments based on the total Expense Payment for the preceding comparative year shall be adjusted to reflect, if Landlord can reasonably so estimate, known increases in rates, for the current comparative year, applicable to the categories involved in computing Expenses, whenever such increases become known prior to or during such current comparative year. The payments required to be made under (ii) and (iii) above shall be credited toward the Expense Payment due from Tenant for the then current comparative year, subject to adjustment as and when the statement for such current comparative year is rendered by Landlord. Landlord shall promptly refund to Tenant the amount of any overpayment determined to have been made by Tenant.

               2. The statements of the Expenses to be furnished by Landlord as provided above shall be certified by Landlord, and shall be prepared in reasonable detail for the Landlord by a certified public accountant (who may be the certified public accountant now or then employed by Landlord for the audit of its accounts); said certified public accountant may rely on Landlord's allocations and estimates wherever operating cost allocations or estimates are needed for this Article. The statements thus furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant within ninety (90) days after they are furnished shall give a notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate. Pending the resolution of such dispute, Tenant shall pay the additional rent to Landlord in accordance with the statements furnished by Landlord. After payment of said additional rent, Tenant shall have the right, during regular business hours and upon not less than thirty (30) days' prior written notice to Landlord, to examine Landlord's relevant books and records with respect to the foregoing, provided such examination is commenced within ninety
(90) days after the giving of such written notice by Tenant and concluded within thirty (30) days thereafter. Tenant agrees that it will not employ any auditor, accountant or other professional, on a contingency basis, with respect to any such audit and dispute. Any such dispute shall be resolved by arbitration in accordance with the provisions of Article 36 of this Lease. Tenant agrees to keep such audit and arbitration in strict confidence (except if disclosure is required by law or pursuant to legal proceedings), and will indemnify, defend and hold Landlord harmless from and against any liability, loss, claim, cost, damage or expense (including attorneys' fees and disbursements) arising out of or relating to Tenant's breach of such obligation.

               3. In no event shall the fixed annual rent under this Lease be reduced by virtue of this Article.

               4. If the commencement date of this Lease occurs on a day which is not the first day of a comparative year, then the additional rent due hereunder for such comparative year shall be a proportionate share of said additional rent for the entire comparative year, said proportionate share to be based upon the length of time that the term of this Lease will be in existence during such comparative year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant's default) whether the same be the date hereinabove set forth for the expiration of the term or any prior or subsequent date, a proportionate share of said additional rent for the comparative year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid.

          The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such comparative year. Landlord shall, as soon as reasonably practicable, cause statements of the Expenses for that comparative year to be prepared and furnished to Tenant. Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing (and any overpayment by Tenant pursuant to Subdivision (b)1 above shall be promptly refunded to Tenant).

               5. Landlord's and Tenant's obligation to make the adjustments referred to in this Article shall survive any expiration or termination of this Lease.

               6. Any delay or failure of Landlord in billing any expense escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such expense escalation hereunder.

                                    ARTICLE 7

                                   ELECTRICITY

          7.01 Landlord shall furnish to Tenant the electric energy which Tenant requires in the demised premises on a "rent inclusion" basis, through the presently installed electrical facilities for Tenant's reasonable use in the demised premises for ordinary lighting, light office equipment and the operation of the usual small business machines, including Xerox or other copying machines and personal computers, but excluding main frame computers (such lighting, equipment and machines and personal computers being hereinafter called "Ordinary Equipment"). Subject to the following provisions of this Article, there shall be no charge to Tenant therefor by way of measuring the same on any meter or otherwise, electric current being included as an additional service in the fixed annual rent payable hereunder. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements.

          7.02 Tenant acknowledges and agrees (i) that the fixed annual rent hereinabove set forth in this Lease does not yet, but is to include an electricity rent inclusion factor ("ERIF"), as herein defined, to compensate Landlord for the electrical wiring and other installations necessary for, and for its obtaining and making available to Tenant the redistribution of, electric current as an additional service; and (ii) that said ERIF, which shall be subject to periodic adjustments as herein provided, has been partially based upon an estimate of Tenant's connected electrical load deemed to be demand (KW), and hours of use thereof, deemed to be energy (KWH), for Ordinary Equipment, during ordinary business hours, which shall be deemed to mean 45 hours per week, with Landlord providing an average connected load of 4 watts of electricity for all purposes per rentable square foot. Any installation and use of Equipment other than Ordinary Equipment and for any connected load and for any energy usage by Tenant in excess of the foregoing shall result in adjustment of the ERIF as hereinafter provided. For purposes of this Lease, the rentable square foot area of the presently demised premises shall be deemed to be 19,750 square feet. The ERIF shall mean the amount determined by applying the estimated connected electrical load and usage thereof in the demised premises (as determined by the electrical consultant as hereinafter provided) to the rate charged for such load and usage in the service classification hereinafter referred to in this Section 7.02. In no event shall the ERIF be less than the cost per square foot of supplying electrical energy to the Building. If the cost to Landlord of electricity shall have been, or shall be, increased or decreased (whether such change occurs prior to or during the term of this lease), by change in Landlord's electric rates or service classifications, or by any increase, subsequent to the last such electric rate or service classification change, in fuel adjustments or charges of any kind, or by taxes, imposed on Landlord's electricity purchases or electricity redistribution, or for any other such reason, then the ERIF, which is a portion of the fixed annual rent, shall be changed in the same percentage as any such change in cost due to changes in electric rates or service classifications, and, also, Tenant's payment obligation, for electricity redistribution, shall change from time to time so as to reflect any such increase in fuel adjustments or charges, and taxes.

          Any such percentage change in Landlord's cost shall be computed by the application of the average consumption (energy and demand) of electricity for the entire Building for the twelve (12) full months immediately prior to the rate change, other change in cost, or any changed methods of or rules on billing for same, on a consistent basis to the new rate and/or service classifications and to the immediately prior existing rate and/or service classifications. If the average consumption of electricity for the entire Building for said prior twelve (12) full months cannot reasonably be applied and used with respect to changed methods of or rules on billing, then the percentage increase shall be computed by the use of the average consumption (energy and demand) for the entire Building for the first three (3) months under such changed methods of or rules on billing, projected to a full twelve (12) months; and that same consumption, so projected, shall be applied to the rate and/or service classifications which existed immediately prior to the change. The parties acknowledge that they understand that it is anticipated that existing electric rates, charges, etc., may be changed by virtue of time-of-day rates or other methods of billing, and that the foregoing reference to changes in methods of or rules on billing is intended to include any such change. The parties agree that a reputable, independent electrical engineer or consultant, selected by Landlord ("Landlord's consultant") shall determine the percentage for the changes in the ERIF due to Landlord's changed costs.

          The parties agree that the fixed annual rental rate shall be increased by an ERIF of $1.84 per rentable sq. ft. of the demised premises, subject to the terms of this Article and periodic adjustments as herein provided.

          The parties agree that Landlord's consultant may at any time and from time to time make surveys in the demised premises covering the electrical equipment and fixtures and use of current therein, and the ERIF, effective as of the date of the survey, shall be redetermined by Landlord's consultant in accordance with such survey. The fixed annual rent shall be appropriately adjusted effective as of the date of any such change in connected load and usage, as disclosed by said survey. Notwithstanding anything to the contrary elsewhere provided in this Article 7, in no event is the originally specified $1.84 per square foot ERIF portion of the fixed annual rent (plus any net increase thereof, but not decrease, by virtue of all electricity rate or service classification changes of Landlord subsequent to the commencement date) to be reduced. Anything herein contained to the contrary notwithstanding, at no time shall the ERIF be less than the cost to Landlord to supply electrical energy to Tenant at the demised premises, including, without limitation, payments made to Landlord's consultant.

          In the event any survey by Landlord's consultant shall reflect a connected load in the demised premises in excess of 4 watts of electricity for all purposes per rentable square foot and/or electrical energy usage in excess of ordinary business hours (each such excess is hereinafter called "excess electricity"), then the connected load and/or the hours of use portion(s) of the then existing ERIF shall each be increased by an amount which is equal to a fraction of the then existing ERIF, the numerator of which is the excess electricity (i.e. excess connected load and/or excess usage) and the denominator of which is the connected load and/or the energy usage which was the basis for the computation of the then existing ERIF. Such fractions shall be determined by Landlord's electrical consultant. The fixed annual rent shall then be appropriately adjusted, effective as of the date of any such change in connected load and/or usage, as disclosed by said survey. If such survey shall disclose installation and use of other than Ordinary Equipment, then effective as of the date of said survey, there shall be added to the ERIF portion of the fixed annual rent (computed and fixed as hereinbefore described) an additional amount equal to what would be paid under Connecticut Light & Power Company's Rate Service Classification NO. 30 in effect on August 1, 1994 for such load and usage of electricity, with the connected electrical load deemed to be demand
(KW) and the hours of use thereof deemed to be the energy (KWH), as hereinbefore provided, (which addition to the ERIF shall be increased or decreased, by all electricity cost changes of Landlord, as hereinabove provided, from August 1, 1994 through the date of the billing.)

          The determination of change in the ERIF by Landlord's consultant shall be binding and conclusive on Landlord and on Tenant from and after the delivery of copies of such determination to Landlord and Tenant, unless within ninety
(90) days after the delivery of such copies, Tenant disputes such determination by written notice to Landlord specifying, to the extent then practicable, the respect in which Tenant disputes such determination, the reason therefor, and the amount claimed by Tenant to be the proper ERIF. If Tenant disputes the determination, it shall, at its own expense and within thirty (30) days from Tenant's written notice to Landlord as aforesaid, obtain from a reputable, independent electrical engineer or consultant its own survey of Tenant's electrical lighting and power load and hours of use thereof, and a determination of such change in the ERIF in accordance with the provisions of this Article. Tenant's consultant and Landlord's consultant then shall seek to agree on a finding of such determination of such change in the ERIF. If they cannot agree, they shall choose a third reputable independent electrical engineer or consultant whose cost shall be shared equally by Landlord and Tenant, to make a similar survey, and the determination of such ERIF change by such third consultant shall be controlling. (If they cannot agree on such third consultant, within thirty (30) days, then either party may apply to the Superior Court in the Judicial District of Stamford/Norwalk at Stamford, County of Fairfield, for the appointment of such third consultant.) However, pending such determination, Tenant shall pay to Landlord the amount of ERIF as determined by Landlord's consultant, provided, however, if the amount of ERIF determined as aforesaid is different from that determined by Landlord's consultant, then Landlord and Tenant shall make adjustment for any deficiency owed by Tenant or overage paid by Tenant pursuant to the decision of Landlord's consultant.

          7.03 Landlord reserves the right to discontinue furnishing electric energy to Tenant, provided it does so, also, as to all other rent inclusion tenants on the same riser as Tenant, at any time upon sixty (60) days' written notice to Tenant, and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy, provided, however, that such termination date may be extended for a time reasonably necessary for Tenant to make arrangements to obtain electric service directly from the public utility company servicing the Building. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect; and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company servicing the Building, and may utilize the then existing electric feeders, risers and wiring serving the demised premises to the extent available and safely capable of being used for such purpose and only to the extent of Tenant's then authorized connected load. Landlord shall be obligated to pay no part of any cost required for Tenant's direct electric service including, but not limited to, the cost of any electric meter or the installation thereof. Commencing with the date when Tenant receives such direct service, and as long as Tenant shall continue to receive such service, the fixed annual rental rate payable under this Lease shall be reduced by the amount of the ERIF.

          7.04 Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the building or the risers or wiring installation. Tenant agrees not to connect any additional electrical equipment of any type to the Building electric distribution system, other than lamps, typewriters, personal computers, normal office fax and copy machines and other small office machines which consume comparable amounts of electricity, without the Landlord's prior written consent, which consent shall not be unreasonably withheld. Landlord agrees that, at or prior to the commencement of the Lease term, the risers, feeders and wiring installed in the Building by Landlord will be sufficient to supply Tenant's electrical requirements in accordance with Tenant's plans for initial occupancy and use. Any additional risers, feeders, or other equipment proper or necessary to supply Tenant's electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord's sole judgment, reasonably exercised, the same are necessary and will not cause damage or injury to the Building or the demised premises, or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repair or expense or interfere with or disturb other tenants or occupants.

          7.05 At Tenant's option, Tenant may purchase from Landlord all lighting tubes, lamps, bulbs and ballasts used in the demised premises and Tenant shall pay Landlord's reasonable charges for providing and installing same, on demand, as additional rent.

                                    ARTICLE 8

                          ALTERATIONS AND INSTALLATIONS

          8.01 Tenant shall make no alterations, installations, additions or improvements in or to the demised premises without Landlord's prior written consent. All such work shall be effected only by contractors or mechanics first approved by Landlord, which approval shall not be unreasonably withheld or delayed with respect to written requests for contractors or mechanics performing nonstructural interior alteration work which does not affect utility services or plumbing and electrical lines or other systems of the Building. All such work, alterations, installations, additions and improvements shall be done at Tenant's sole expense and at such times and in such manner as Landlord may from time to time reasonably designate. Upon completion of such work, Tenant shall obtain and deliver to Landlord written, unconditional waivers of mechanic's or other liens on the real property in which the demised premises are located, signed by (i) all contractors, subcontractors, materialmen and laborers and (ii) all architects, engineers and designers to become involved in such work.

          Tenant's work to complete the demised premises and any future work in the demised premises shall be effected solely in accordance with plans and specifications first approved in writing by Landlord. Landlord will not unreasonably withhold or delay its consent to written requests for nonstructural interior alterations, additions and improvements, provided that such alterations, etc., do not adversely affect utility services or plumbing and electrical lines or other systems of the Building.

          Any such approved alterations and improvements shall be performed in accordance with the foregoing and the following provisions of this Article:

          1.   All work shall be done in a good and workmanlike manner.

          2. (a) In the event Tenant shall employ any contractor to do in the demised premises any work permitted by this Lease, such contractor and any subcontractor shall agree to employ only such labor as will not result in jurisdictional disputes or strikes. Landlord agrees that such contractor or subcontractor shall have reasonable use of the Building facilities, at the same charges therefor, if any, paid by Landlord's contractors. Tenant will inform Landlord in writing of the names of any contractor or subcontractor Tenant proposes to use in the demised premises at least ten (10) days prior to the beginning of work by such contractor or subcontractor.

               (b) Tenant covenants and agrees to pay to each contractor, as the work progresses, the entire cost of supplying the materials and performing the work shown on Tenant's approved plans and specifications.

          3. All such alterations shall be effected in compliance with all applicable laws, ordinances, rules and regulations of governmental bodies having or asserting jurisdiction over the demised premises including, without limitation, the Americans with Disabilities Act of 1990 and similar present and future laws and regulations issued pursuant thereto.

          4. Tenant shall keep the Building and the demised premises free and clear of all liens for any work or material claimed to have been furnished to Tenant or to the demised premises on Tenant's behalf, and all work to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other tenants or occupants of the Building.

          5. During the progress of the work to be done by Tenant, said work shall be subject to inspection by representatives of Landlord who shall be permitted access and the opportunity to inspect, at all reasonable times.

          6. Prior to commencement of any work, Tenant shall furnish to Landlord certificates evidencing the existence of

               (i) worker's compensation insurance covering all persons employed for such work; and

               (ii) comprehensive general liability and property damage
                    insurance naming Landlord, its managing agent and its designees, and Tenant as insureds, with coverage of at least $2,000,000 combined single limit.

          7. Tenant agrees that it will pay Landlord, as additional rent under this Lease, a supervisory fee of three percent (3%) of the cost of the work with respect to any Alterations effected by or for Tenant after Tenant commences to conduct its business in the demised premises, unless such work is performed by Landlord or any affiliate of Landlord.

          8. Notwithstanding anything to the contrary contained in this Article, Landlord's prior written approval will not be required with respect to nonstructural interior alterations costing $10,000 or less, or decorative work such as painting or wall covering, provided that such alterations or decorative work do not affect utility services or plumbing or electrical lines or other systems of the Building; and provided, further, that all such alterations and decorative work shall be performed in accordance with the provisions of this Article 8 and all other applicable provisions of this Lease (except the requirement of Landlord's approval of plans and specifications for such work; Tenant, nevertheless, shall be required to provide Landlord with a copy of any existing plans and specifications for such work, or a good written description, as the case may be, at least ten (10) days prior to the start of the alteration or decorative work in question).

          Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the demised premises.

          8.02 Except for work performed by Landlord, any mechanic's lien, filed against the demised premises or the Building for work claimed to have been done for or materials claimed to have been furnished to Tenant shall be discharged by Tenant at its expense within thirty (30) days, by payment, filing of the bond required by law or otherwise.

          8.03 All alterations, installations, additions and improvements made by Landlord or at Landlord' expense shall remain upon and be surrendered with the demised premises as a part thereof at the end of the term of this Lease.

          8.04 All alterations, installations, additions and improvements made and installed by Tenant, or at Tenant's expense, upon or in the demised premises which are of a permanent nature and which cannot be removed without damage to the demised premises or Building (reasonable wear and tear excepted) shall, upon the expiration or sooner termination of the term of this Lease, become and be the property of Landlord, and shall remain upon and be surrendered with the demised premises as a part thereof at the end of the term of this Lease, except that Landlord shall have the right and privilege at any time prior to the expiration of the term of this Lease, or within three months after any early termination of the term of this Lease, to serve notice upon Tenant that any of such alterations, installations, additions and improvements which are not standard for office installations (e.g., high density filing, internal stairways, reinforced flooring, etc.) shall be removed and, in the event of service of such notice, Tenant will, at Tenant's own cost and expense, remove the same in accordance with such request, and repair and restore the demised premises to its original condition, ordinary wear and tear excepted; it being understood and agreed, however, that Landlord shall be required to give such notice to Tenant at the time it approves such alterations, installations, additions or improvements, provided that Tenant's request for approval reminds Landlord in writing of the need to give such notice. The provisions of this
Section 8.04 shall survive the expiration or sooner termination of the term of this Lease.

          8.05 Where furnished by or at the expense of Tenant all furniture, furnishings and trade fixtures, including without limitation, murals, business machines and equipment, counters, screens, grille work, special panelled doors, cages, partitions, metal railings, closets, panelling, lighting fixtures and equipment, drinking fountains, refrigeration and air handling equipment, and any other movable property shall remain the property of Tenant, which may at its option remove all or any part thereof at any time prior to the expiration of the term of this Lease. In case Tenant shall decide not to remove any part of such property, Tenant shall notify Landlord in writing not less than three (3) months prior to the expiration of the term of this Lease, specifying the items of property which it has decided not to remove. If, within thirty (30) days after the service of such notice, Landlord shall request Tenant to remove any of the said property,

Tenant shall at its expense remove the same in accordance with such request. As to such property which Landlord does not request Tenant to remove, the same shall be, if left by Tenant, deemed abandoned by Tenant and thereupon the same shall become the property of the Landlord.

          8.06 If any alterations, installations, additions, improvements or other property which Tenant shall have the right to remove or be requested by Landlord to remove as provided in Section 8.05 of this Lease (herein in this Section 8.06 called the "property") are not removed on or prior to the expiration of the term of this Lease, Landlord shall have the right to remove said property and to dispose of the same without accountability to Tenant and at the sole cost and expense of Tenant. In case of any damage to the demised premises or the Building resulting from the removal of the property Tenant shall repair such damage or, in default thereof, shall reimburse Landlord for Landlord's cost in repairing such damage. This obligation shall survive the expiration or termination of this Lease.

          8.07 Tenant shall keep records of Tenant's alterations, installations, additions and improvements costing in excess of $5,000, and of the cost thereof. Tenant shall, within 45 days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the Building, or in connection with any proceeding instituted pursuant to Article 14 hereof.

                                    ARTICLE 9

                                     REPAIRS

          9.01 Tenant shall, at its sole cost and expense, make such repairs to the demised premises and the fixtures and appurtenances therein as are necessitated by the act, omission, occupancy or negligence of Tenant (and except for fire or other casualty caused by Tenant's negligence, if the fire or other casualty insurance policies insuring Landlord are not invalidated by this provision) or by the use of the demised premises in a manner contrary to the purposes for which same are leased to Tenant, as and when needed to preserve them in good working order and condition; provided, however, that Tenant shall not be required to make any such repairs which are the obligation of Landlord hereunder or which are necessitated by the act, omission or negligence of Landlord, its agents or employees. All damage or injury to the demised premises and to its fixtures, appurtenances and equipment caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures or other property, and for which Landlord has not been and will not be reimbursed by insurance, shall be repaired, restored or replaced promptly by Tenant at its sole cost and expense, which repairs, restorations and replacements shall be in quality and class equal to the original work or installations. If Tenant fails to make such repairs, restorations or replacements, same may be made by Landlord at the expense of Tenant and such expense shall be collectible as additional rent and shall be paid by Tenant within thirty (30) days after rendition of a bill therefor.

          Landlord, at its expense, shall effect all necessary maintenance and repairs to the roofs, foundations and structural portions of the demised premises, and all utilities serving the demised premises (including the sprinkler and HVAC systems), except if same is necessitated by the act, omission or negligence or Tenant, its agents or employees.

          The exterior walls of the Building, the portions of any window sills outside the windows and the windows are not part of the premises demised by this Lease and Landlord reserves all rights to such parts of the Building.

          9.02 Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord certifies that the floor of the demised premises will carry 100 pounds live load per square foot of floor space and 20 pounds for partitions per square foot of floor space. If Tenant shall desire a floor load in excess of that set forth above, Landlord agrees (provided Landlord's architects, in their sole discretion, find that the work necessary to increase such floor load does not adversely affect the structure of the Building, and further provided that such work will not interfere with the amount or availability of any space adjoining alongside, above or below the demised premises, or interfere with the occupancy of other tenants in the Building), to strengthen and reinforce the same so as to give the live load desired, provided Tenant shall submit to Landlord the plans showing the locations of and the desired floor live load for the areas in question and provided further that Tenant shall agree to pay for or reimburse Landlord on demand for the cost of such strengthening and reinforcement as well as any other costs to and expenses of Landlord occasioned by or resulting from such strengthening or reinforcement.

          9.03 Business machines and mechanical equipment used by Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building structure or to any leased space to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed and maintained by tenant at its expense in settings of cork, rubber or spring type vibration eliminators sufficient to absorb and prevent such vibration or noise, or prevent transmission of such cold or heat. The parties hereto recognize that the operation of elevators, air conditioning and heating equipment will cause some vibration, noise, heat or cold which may be transmitted to other parts of the Building and demised premises. Landlord shall be under no obligation to endeavor to reduce such vibration, noise, heat or cold beyond what is customary in current good building practice for buildings of the same type as the Building.

          9.04 Except as otherwise provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making of any repairs, alterations, additions or improvements in or to any portion of the Building or the demised premises or in or to fixtures, appurtenances or equipment thereof. Landlord shall exercise reasonable diligence so as to minimize any interference with Tenant's business operations.

                                   ARTICLE 10

                       REQUIREMENTS OF LAW; FIRE INSURANCE

          10.01 Tenant shall comply with all laws, orders and regulations of Federal, State, County and Municipal authorities, and with any direction of any public officer or officers, pursuant to the law, which shall impose any violation, order or duty upon Landlord or Tenant with respect to the demised premises, or the use or occupation thereof.

          10.02 Tenant shall not do or permit to be done any act or thing upon the demised premises, which will invalidate or be in conflict with standard fire insurance policies covering the Building, and fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be; and Tenant shall neither do nor permit to be done any act or thing upon the demised premises which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the demised premises; but nothing in this
Section 10.02 shall prevent Tenant's use of the demised premises for the purposes stated in Article 2 hereof.

          10.03 If, as a result of the negligence or willful misconduct of Tenant, its agents or employees, or the violation of this Lease by Tenant, or Tenant's particular manner of use of the demised premises (as distinguished from office use thereof), the rate of fire insurance applicable to the Building shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord's fire insurance premiums so caused; such reimbursement to be additional rent payable upon the first day of the month following any outlay by Landlord for such increased fire insurance premiums. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or demised premises issued by the body making fire insurance rates for the demised premises, shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the demised premises.

                                   ARTICLE 11

                                  SUBORDINATION

          11.01 This Lease is and shall be subject and subordinate to all ground or underlying leases which may now or hereafter affect the real property of which the demised premises form a part and to all mortgages which may now or hereafter affect such leases or such real property, and to all renewals, modifications, replacements and extensions thereof.

          11.02 In the event of a termination of any ground or underlying lease, or if the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefor, then the Tenant under this Lease will, at the option to be exercised in writing by the lessor under such ground lease or such mortgagee or purchaser, assignee or lessee, as the case may be, either (i) attorn to it and will perform for its benefit all the terms, covenants and conditions of this Lease on the Tenant's part to be performed with the same force and effect as if said lessor, such mortgagee or purchaser, assignee or lessee, were the landlord originally named in this Lease, or (ii) enter into a new lease with said lessor or such mortgagee or purchaser, assignee or lessee, as landlord, for the remaining term of this Lease and otherwise on the same terms and conditions and with the same options, if any, then remaining.

          11.03 Under no circumstances shall the aforedescribed lessor under the ground lease or mortgagee or purchaser, assignee or lessee, as the case may be, whether or not it shall have succeeded to the interests of the landlord under this Lease, be

                 (a) obligated to do or complete any work in the demised premises; or

                 (b) liable for any act, omission or default of any prior landlord; or

                 (c) subject to any offsets, claims or defenses which the Tenant might have against any prior landlord; or

                 (d) bound by any rent or additional rent which Tenant might have paid to any prior landlord for more than one month in advance or for more than three months in advance where such rent payments are payable at intervals of more than one month; or

                 (e) bound by any modification, amendment or abridgment of the Lease, or any cancellation or surrender of the same, made without its prior written approval.

          11.04 If, in connection with the financing of the Building, the holder of any mortgage shall request reasonable modifications in this Lease as a condition of approval thereof, Tenant will not unreasonably withhold, delay or defer making such modifications, provided that they do not increase the obligations of Tenant hereunder or materially and adversely affect the leasehold interest created by this Lease.

          11.05 Landlord shall use best efforts to obtain from the ground lessor under any underlying lease and/or the holder of any superior mortgage, on behalf of Tenant, a non-disturbance agreement, in the form then customarily used by such ground lessor or mortgagee, providing in substance that so long as Tenant is not in default under this Lease beyond any grace period, the grantor of such non-disturbance agreement will not terminate this Lease or take any action to recover possession of the demised premises, notwithstanding any foreclosure of the mortgage or any default under, or termination of, such underlying lease. Landlord shall diligently pursue such request; provided, however, that Landlord shall not be liable to Tenant, nor shall this Lease be impaired, if for any reason said ground lessor or mortgagee fails or refuses to enter into such agreement with Tenant. Any fees or costs imposed by the grantor of the non-disturbance agreement or its attorneys for the granting of such non-disturbance agreement, shall be paid by Tenant, on demand, as additional rent under this Lease.

                                   ARTICLE 12

                  LOSS, DAMAGE, REIMBURSEMENT, LIABILITY, ETC.

          12.01 Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless any of the foregoing shall be caused by or due to the negligence of Landlord, its agents, servants or employees.

          12.02 Tenant shall reimburse Landlord for all expense, damages or fines incurred or suffered by Landlord, and for which Landlord has not been and will not be reimbursed by insurance, by reason of any breach, violation or nonperformance by Tenant, or its agents, servants or employees, of any covenant or provision of this Lease, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant except as provided in Section 8.05 of this Lease, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or its agents, servants or employees, in the use or occupancy of the demised premises. Subject to the provisions of Section 19.04 where applicable, Tenant shall have the right, at Tenant's own cost and expense, to participate in the defense of any action or proceeding brought against Landlord, and in negotiations for settlement thereof if, pursuant to this Section 12.02, Tenant would be obligated to reimburse Landlord for expenses, damages or fines incurred or suffered by Landlord.

          12.03 Tenant shall give Landlord notice in case of fire or accidents in the demised premises promptly after Tenant is aware of such event.

          12.04 Tenant agrees to look solely to Landlord's estate and interest in the land and Building, or the lease of the Building, or of the land and Building, and the demised premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any liability by Landlord, and no other property or assets of Landlord shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant's use and occupancy of the demised premises, or any other liability of Landlord to Tenant.

          12.05 (a) Landlord agrees that, if obtainable at no additional cost, it will include in its fire insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies. But should any additional premiums be exacted for any such clause or clauses, Landlord shall be released from the obligation hereby imposed unless Tenant shall agree to pay such additional premium.

                 (b) Tenant agrees to include, if obtainable at no additional cost, in its fire insurance policy or policies on its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of its lease of space in the Building appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. But should any additional premium be exacted for any such clause or clauses, Tenant shall be released from the obligation hereby imposed unless Landlord or the other tenants shall agree to pay such additional premium.

                 (c) Provided that Landlord's right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord's insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant's right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees, and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 12.05(c) for loss or damage to, Tenant's furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered by Tenant's insurance, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

                 (d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses.

          12.06 Landlord or its agents shall not be liable for any damage which Tenant may sustain, if at any time any window of the demised premises is broken, or temporarily or permanently closed, darkened or bricked up for any reason whatsoever, except only the Landlord's arbitrary acts if the result is permanent, and Tenant shall not be entitled to any compensation therefor or abatement of rent or to any release from any Tenant's obligations under this Lease, nor shall the same constitute an eviction.

                                   ARTICLE 13

                      DESTRUCTION -- FIRE OR OTHER CASUALTY

          13.01 If the Building shall be partially damaged or destroyed or if the demised premises shall be partially or totally damaged or destroyed by fire, casualty or other such cause, then, whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its servants, employees, agents, visitors or licensees (and if this Lease shall not have been canceled as in this Article hereinafter provided), Landlord will repair the damage, and restore, replace, and rebuild the Building and the demised premises at its expense, with reasonable dispatch and continuity after notice to it of the damage or destruction; provided, however, that Landlord shall not be required to repair or replace any property of Tenant or any installation or leasehold improvement made by or for Tenant at the expense of Tenant. If the demised premises shall be partially damaged or partially destroyed, the rent and additional rent payable hereunder shall be abated to the extent that the demised premises shall have been rendered untenantable or unfit for Tenant's use and Tenant does not occupy such damaged or destroyed part of the premises on other than an emergency basis for the period from the date of such damage or destruction to the date that the damage shall be repaired or restored. If the demised premises or a major part thereof shall be totally, or substantially totally, damaged or destroyed or rendered completely or substantially completely, untenantable on account of fire, casualty or other such cause, the rent and additional rent shall completely abate as of the date of the damage or destruction and until Landlord shall repair, restore, replace and rebuild the demised premises; provided, however, that should Tenant reoccupy a portion of the demised premises for the purpose of conducting business during the period the restoration work is taking place and prior to the date that the same is made completely tenantable, rent and additional rent shall be apportioned and payable by Tenant in proportion to the part of the demised premises occupied by it. Nevertheless, in case of any substantial damage or destruction to the demised premises, Tenant, in addition to and without waiver of any other rights or remedies available to it, may cancel this Lease by written notice to Landlord, if (i) within 60 days from the date of the damage or destruction, Landlord does not file a proof of loss with its insurer; (ii) within 90 days of the date of damage or destruction Landlord does not let a contract or contracts which shall provide for the complete restoration of the demised premises within a period of one year from the date of the damage or destruction; (iii) work under such contract or contracts has not commenced within 120 days of the date of said damage or destruction; or (iv) said work is not prosecuted with reasonable diligence to its completion; provided that Tenant shall not be entitled to cancel this Lease pursuant to this sentence more than thirty (30) days after Landlord shall have given written notice to Tenant that the state of facts specified in clause (i),
(ii) or (iii) of this sentence, as the case may be, has occurred. The period for the completion of the required repairs and restoration work shall be extended by the number of days lost (not to exceed, however, one year) in the event such loss results from strike, act of God, war, governmental action, national or state or municipal emergency, or any cause beyond the reasonable control of Landlord.

          13.02 In case the Building or the demised premises shall be substantially damaged or destroyed by fire or other cause at any time during the last year of the term of this Lease, then either Landlord or Tenant may cancel this Lease upon written notice to the other party hereto given within sixty (60) days after such damage or destruction.

          13.03 If the Building shall be so damaged that Landlord shall decide to demolish it or to rebuild it, then in either of such events, Landlord may, within sixty (60) days after such fire or other casualty, give Tenant a notice in writing of such decision, and thereupon the term of this Lease shall expire by lapse of time upon the thirtieth day after such notice is given, and Tenant shall vacate the demised premises and surrender the same to Landlord.

          13.04 In the event of the termination of this Lease pursuant to the provisions of this Article, this Lease shall expire as fully and completely on the date fixed in such notice of termination as if that were the date definitely fixed for the expiration of this Lease, but the rent and additional rent shall be apportioned and shall be paid up to and including the date of such damage or destruction, and any excess prepaid rent or excess prepaid additional rent shall be refunded to Tenant.

          13.05 No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the demised premises or of the Building. Landlord shall use its best efforts to effect such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant's occupancy.

          13.06 The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Building or the demised premises by fire or other casualty and any law now or hereafter in force with respect to such contingency, to the extent permitted, shall have no application.

                                   ARTICLE 14

                                 EMINENT DOMAIN

          14.01 In the event that the whole of the demised premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title (hereinafter referred to as the "date of taking"), and Tenant shall have no claim against Landlord for, or make any claim for the value of any unexpired term of this Lease, and the rent and additional rent shall be apportioned as of such date.

          14.02 In the event that any part of the demised premises shall be so condemned or taken, then this Lease shall be and remain unaffected by such condemnation or taking, except that the rent and additional rent allocable to the part so taken shall be apportioned as of the date of taking; provided, however, that Tenant may elect to cancel this Lease in the event that more than twenty-five (25%) percent of the demised premises should be so condemned or taken, provided such notice of election is given by Tenant to Landlord not later than thirty (30) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth day following the date of such notice and the rent and additional rent shall be apportioned as of such termination date. Upon such partial taking and this Lease continuing in force as to any part of the demised premises, the rent and additional rent shall be diminished by an amount representing the part of said rent and additional rent properly applicable to the portion or portions of the demised premises which may be so condemned or taken. If as a result of the partial taking (and this Lease continuing in force as to the part of the demised premises not so taken), any part of the demised premises not taken is damaged, Landlord agrees to restore the damaged portion to the condition existing immediately prior to the taking, and prosecute the same with reasonable diligence to its completion. In the event Landlord and Tenant are unable to agree as to the amount by which the rent and additional rent shall be diminished, the matter shall be determined by arbitration in accordance with the provisions of Article 34 of this Lease. Pending such determination, Tenant shall pay to Landlord the rent as fixed by Landlord, subject to adjustment in accordance with the arbitration.

          14.03 Tenant shall be entitled to no part of any condemnation award or private purchase price. Tenant hereby expressly assigns to Landlord all of its rights in or to every such award and agrees to execute any and all further documents required to facilitate collection thereof by Landlord. Nothing herein provided shall preclude Tenant from appearing, claiming, proving and receiving in the condemnation proceeding, Tenant's moving expenses, and the value of Tenant's fixtures, or Tenant's alterations, installations and improvements which do not become part of the Building, or property of Landlord upon expiration of the term of this Lease or prior thereto, provided Landlord's award shall not thereby be diminished.

          14.04 In the event that more than twenty-five (25%) percent of the demised premises shall be so taken and Tenant shall not have elected to cancel this Lease as above provided, the entire award for a partial taking shall be paid to Landlord, and Landlord, at Landlord's own expense, shall to the extent of the net proceeds (after deducting reasonable expenses including attorneys' and appraisers' fees) of the award restore the unaffected part of the Building to substantially the same condition and tenantability as existed prior to the taking.

          Until such unaffected portion is restored, Tenant shall be entitled to a proportionate abatement of rent for that portion of the demised premises which is being restored and is not usable until the completion of the restoration or until the said portion of the premises is used by Tenant, whichever occurs sooner. Said unaffected portion shall be restored within a reasonable time but not more than six (6) months after the taking; provided, however, if Landlord is delayed by strike, lockout, the elements, or other causes beyond Landlord's control, the time for completion shall be extended for a period equivalent to the delay. Should Landlord fail to complete the restoration within the said six
(6) months or the time as extended, Tenant may elect to cancel this Lease and the term hereby granted in the manner and with the same results as set forth in the next two sentences of this Section 14.04. If such partial taking shall occur in the last six (6) months of the term hereby granted, either party, irrespective of the area of the space remaining, may elect to cancel this Lease and the term hereby granted, provided such party shall, within thirty (30) days after such taking, give notice to that effect, and upon the giving of such notice, the rent shall be apportioned and paid to the date of expiration of the term specified and this Lease and the term hereby granted shall cease, expire and come to an end upon the expiration of said thirty days specified in said notice. If either party shall so elect to end this Lease and the term hereby granted, Landlord need not restore any part of the demised premises and the entire award for partial condemnation shall be paid to Landlord, and Tenant shall have no claim to any part thereof, except as to the items set forth in
Section 14.03 where same are applicable.

          14.05 If the temporary use or occupancy of all or any part of the demised premises shall be so taken, (a) the demised term shall not be reduced or affected in any way except as provided in (d) below, (b) Tenant shall continue to be responsible for all of its obligations hereunder and shall continue to pay all rents when due, (c) Tenant shall be entitled to receive that portion of the award which represents reimbursement for the cost of restoration of the demised premises, compensation for the use and occupancy of the demised premises and for any taking of Tenant's property, except that, if the temporary period of taking shall extend beyond the expiration of the term of this Lease, the portion of the award representing compensation for the use and occupancy of the demised premises shall be apportioned between Landlord and Tenant as of said expiration date of said term and Landlord shall receive that portion of the award which represents reimbursements for the cost of restoration of the demised premises, and (d) if the date of taking shall occur during the last six (6) months of the term of this Lease, Tenant may elect to cancel this Lease by notice of election given by Tenant to Landlord not later than thirty (30) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth day following the date of such notice and the rent and additional rent shall be apportioned as of such termination date, with Landlord, and not Tenant, to receive the portion of the award which represents reimbursement for the cost of restoration of the demised premises and the portion of the award representing compensation for the use and occupancy of the demised premises for the time subsequent to the cancellation date.

                                   ARTICLE 15

                            ASSIGNMENT AND SUBLETTING

          15.01 Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Lease, nor underlet, or suffer or permit the demised premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance. The merger or consolidation of a corporate lessee or sublessee where the net worth of the resulting or surviving corporation is less than the net worth of the lessee or sublessee immediately prior to such merger or consolidation shall be deemed an assignment of this Lease or of such sublease. If this Lease be assigned, or if the demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance. A modification, amendment or extension of a sublease shall be deemed a sublease. If any lien is filed against the demised premises or the building of which the same form a part for brokerage services claimed to have been performed for Tenant, whether or not actually performed, the same shall be discharged by Tenant within thirty (30) days thereafter, at Tenant's expense, by filing the bond required by law, or otherwise, and paying any other necessary sums, and Tenant agrees to indemnify Landlord and its agents and hold them harmless from and against any and all claims, losses or liability resulting from such lien for brokerage services rendered, unless such brokerage services were rendered on behalf of Landlord, at Landlord's request.

          15.02 If Tenant desires to assign this Lease or to sublet all or any portion of the demised premises, it shall first submit in writing to Landlord the documents described in Section 15.03 hereof, and shall offer in writing, (i) with respect to a prospective assignment, to assign this Lease to Landlord without any payment of monies or other consideration therefor, or, (ii) with respect to a prospective subletting, to sublet to Landlord the portion of the demised premises involved ("Leaseback Area") for the term specified by Tenant in its proposed sublease or, at Landlord's option, for the balance of the term of the Lease less one (1) day, and at the lower of (a) Tenant's proposed subrental or (b) at the same rate of fixed rent and additional rent, and otherwise on the same terms, covenants and conditions (including provisions relating to escalation rents), as are contained herein and as are allocable and applicable to the portion of the demised premises to be covered by such subletting. The offer shall specify the date when the Leaseback Area will be made available to Landlord, which date shall be in no event earlier than ninety (90) days nor later than one hundred eighty (180) days following the acceptance of the offer. If an offer of sublease is made, and if the proposed sublease will result in all or substantially all of the demised premises being sublet, then Landlord shall have the option to extend the term of its proposed sublease for the balance of the term of this Lease less one (1) day.

          Landlord shall have a period of thirty (30) days from the receipt of such offer to either accept or reject the same. If Landlord shall accept such offer, Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, an assignment or sublease, as the case may be, in either case in a form reasonably satisfactory to Landlord's counsel.

          If a sublease is so made it shall expressly:

                 (a) permit Landlord to make further subleases of all or any part of the Leaseback Area and (at no cost or expense to Tenant) to make and authorize any and all changes, alterations, installations and improvements in such space as necessary;

                 (b) provide that Tenant will at all times permit reasonably appropriate means of ingress to and egress from the Leaseback Area;

                 (c) negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;

                 (d) provide that Landlord shall accept the Leaseback Area "as is" except that Landlord, at Landlord's expense, shall perform all such work and make all such alterations as may be required physically to separate the Leaseback Area from the remainder of the demised premises and to permit lawful occupancy, it being intended that Tenant shall have no other cost or expense in connection with the subletting of the Leaseback Area;

                 (e) provide that at the expiration of the term of such sublease Tenant will accept the Leaseback Area in its then existing condition, subject to the obligations of Landlord to make such repairs thereto as may be necessary to preserve the Leaseback Area in good order and condition, ordinary wear and tear excepted.

          Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Area during the period of time it is so sublet, except for fixed annual rent and additional rent, if any, due under the within Lease, which are in excess of the rents and additional sums due under such sublease.

          Subject to the foregoing, performance by Landlord, or its designee, under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

          15.03 If Tenant requests Landlord's consent to a specific assignment or subletting, it shall submit in writing to Landlord (i) the name and address of the proposed assignee or sublessee, (ii) a duly executed counterpart of the proposed agreement of assignment or sublease, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or sublessee, and as to the nature of its proposed use of the space, and (iv) banking, financial or other credit information relating to the proposed assignee or sublessee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or sublessee.

          15.04 If Landlord shall not have accepted Tenant's offer, as provided in Section 15.02, then Landlord will not unreasonably withhold or delay its consent to Tenant's request for consent to such specific assignment or subletting. Any such consent of Landlord shall be subject to the terms of this Article and conditioned upon there being no default by Tenant, beyond any grace period, under any of the terms, covenants and conditions of this Lease at the time that Landlord's consent to any such subletting or assignment is requested and on the date of the commencement of the term of any such proposed sublease or the effective date of any such proposed assignment.

          15.05 Upon receiving Landlord's written consent (and unless theretofore delivered to Landlord) a duly executed copy of the sublease or assignment shall be delivered to Landlord within ten (10) days after execution thereof. Any such sublease shall provide that the sublessee shall comply with all applicable terms and conditions of this Lease to be performed by the Tenant hereunder. Any such assignment of lease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be performed by the Tenant.

          15.06  Anything herein contained to the contrary notwithstanding:

                 (a) Tenant shall not advertise (but may list with brokers) its space for assignment or subletting at a rental rate lower than the greater of the then building rental rate for such space or the rental rate then being paid by Tenant to Landlord.

                 (b) Provided the primary purpose of the transaction is to transfer this Lease, the transfer of a majority of the issued and outstanding capital stock of, or a controlling interest in, any corporate tenant or subtenant of this Lease or a majority of the total interest in any partnership tenant or subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease or of such sublease. The transfer of outstanding capital stock of any corporate tenant, for purposes of this Article, shall not include sale of such stock by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934 as amended, and which sale is effected through the "over-the-counter market" or through any recognized stock exchange.

                 (c) Prior to any listing by or on behalf of Tenant of the demised premises with brokers for assignment or subletting, Tenant shall notify the Landlord in writing and shall offer in writing to list the demised premises for subleasing or assignment, as the case may be, with a licensed real estate broker designated by Landlord and shall list the demised premises with such broker on (at Tenant's option) either an exclusive or nonexclusive basis.

                 (d)   No assignment or subletting shall be made:

                           (i) To any person or entity which shall at that time be a tenant, subtenant or other occupant of any part of the building of which the demised premises form a part, or who dealt with Landlord or Landlord's agent (directly or through a broker) with respect to space in the building during the six
                 (6) months immediately preceding Tenant's request for Landlord's consent, or to any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, such a proposed assignee or sublessee;

                          (ii) By the legal representatives of the Tenant or by any person to whom Tenant's interest under this Lease passes by operation of law, except in compliance with the provisions of this Article;

                         (iii) To any person or entity for the conduct of a business which is not in keeping with the standards and the general character of the building of which the demised premises form a part;

                          (iv) Which results in there being more than two (2) occupants of the entire Premises, including Tenant;

                           (v) To any party entitled, directly or indirectly, to diplomatic or sovereign immunity.

          15.07 Anything hereinabove contained to the contrary notwithstanding, the offer-back to Landlord provisions of Section 15.02 hereof shall not apply to, and Landlord will not unreasonably withhold or delay its consent to, an assignment of this Lease, or sublease of all or part of the demised premises, to the parent of Tenant or to a wholly-owned subsidiary of Tenant or of said parent, provided the net worth of the transferor or sublessor, after such transaction, is equal to or greater than its net worth immediately prior to such transaction; and provided, also, that any such transaction complies with the other provisions of this Article.

          15.08 Anything hereinabove contained to the contrary notwithstanding, the offer-back to Landlord provisions of Section 15.02 hereof shall not apply to, and Landlord will not unreasonably withhold or delay its consent to, an assignment of this Lease, or sublease of all or part of the demised premises, to: any corporation (i) to which substantially all the assets of Tenant are transferred or (ii) into which Tenant may be merged or consolidated, provided that the net worth, experience and reputation of such transferee or of the resulting or surviving corporation, as the case may be, is equal to or greater than the net worth, experience and reputation of Tenant immediately prior to such transfer; and provided, also, that any such transaction complies with the other provisions of this Article.

          15.09   No consent from Landlord shall be necessary under Sections
15.07 and 15.08 hereof where (i) reasonably satisfactory proof is delivered to Landlord that the net worth and other provisions of 15.07 and 15.08, as the case may be, and the other provisions of this Article, have been satisfied and (ii) Tenant, in a writing reasonably satisfactory to Landlord's attorneys, agrees to remain primarily liable, jointly and severally, with any transferee or assignee, for the obligations of Tenant under this Lease.

          15.10 If Tenant effects any assignment or subletting, then Tenant thereafter shall pay to Landlord a sum equal to (a) fifty percent (50%) of any rent or other consideration paid to Tenant by any subtenant which (after deducting the reasonable costs of Tenant, if any, in effecting the subletting, including reasonable alteration costs, commissions and legal fees) is in excess of the rent allocable to the subleased space which is then being paid by Tenant to Landlord pursuant to the terms hereof; and (b) fifty percent (50%) of any other profit or gain (after deducting any necessary reasonable expenses incurred) realized by Tenant from any such subletting or assignment. All sums payable hereunder by Tenant shall be payable to Landlord as additional rent upon receipt thereof by Tenant.

          15.11 In no event shall Tenant be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting as provided for in this Article. Tenant's sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment. The provisions of this Section
15.11 shall not be applicable if Landlord withholds, conditions or delays its consent or approval to a proposed assignment or subletting arbitrarily or in bad faith.

                                   ARTICLE 16

                       ACCESS TO DEMISED PREMISES; CHANGES

          16.01 Tenant shall permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the demised premises, provided the same are installed adjacent to or concealed behind walls and ceilings of the demised premises and are installed by such methods and at such locations as will not materially interfere with or impair Tenant's layout or use of the demised premises. Landlord or its agents or designees shall have the right but only upon request made to Tenant or any authorized employee of Tenant at the demised premises to enter the demised premises, other than vaults or other enclosures where money, securities or other valuables or confidential documents are kept, at reasonable times during business hours, for the making of such repairs or alterations as Landlord may deem necessary for the Building or which Landlord shall be required to or shall have the right to make by the provisions of this Lease or any other lease in the Building and, subject to the foregoing, shall also have the right to enter the demised premises for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the entire Building or to prospective mortgagees of the fee or of the Landlord's interest in the property of which the demised premises are a part or to prospective assignees of any such mortgages or to the holder of any mortgage on the Landlord's interest in the property, its agents or designees. Landlord shall be allowed to take all material into and upon the demised premises that may be required for the repairs or alterations above mentioned as the same is required for such purpose without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no way abate, except as otherwise provided in this Lease, while said repairs or alterations are being made, by reason of loss or interruption of the business of Tenant because of the prosecution of any such work, provided Landlord diligently proceeds therewith. Landlord shall exercise reasonable diligence so as to minimize the disturbance.

          16.02 Landlord reserves the right, without the same constituting an eviction and without incurring liability to tenant therefor, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairways, toilets and other public parts of the Building; provided, however, that access to the Building shall not be cut off and that there shall be no unreasonable obstruction of access to the demised premises or unreasonable interference with the use or enjoyment thereof.

          16.03 Landlord reserves the right, at its sole cost and expense, to light from time to time all or any portion of the demised premises at night for display purposes without paying Tenant therefor.

          16.04 Landlord may, during the ten (10) months prior to expiration of the term of this Lease, at reasonable times and after reasonable prior notice (which may be oral and given on the same day access is required), exhibit the demised premises to prospective tenants.

          16.05 If Tenant shall not be personally present to open and permit an entry into the demised premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord's agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord's agents shall accord reasonable care to Tenant's property) and without in any matter affecting the obligations and covenants of this Lease.

                                   ARTICLE 17

                            CERTIFICATE OF OCCUPANCY

          17.01 Tenant will not at any time use or occupy the demised premises in violation of the Certificate of Occupancy issued for the Building. Landlord will make no changes in the Building which would result in a change in the Certificate of Occupancy which prevents Tenant from using the demised premises for the purposes specified in this Lease. Landlord represents that Tenant's use of the demised premises for the purposes specified in Section 2.01 of this Lease will not constitute a violation of the current Certificate of Occupancy issued for the Building.

                                   ARTICLE 18

                                   BANKRUPTCY

          18.01 Subject to the provisions of Section 18.03, if at any time prior to the date herein fixed as the commencement of the term of this Lease there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or a trustee of all or a portion of Tenant's property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, this Lease shall ipso facto be cancelled and terminated, in which event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession of the demised premises and Landlord, in addition to the other rights and remedies given by Section 18.04 hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any rent, security, deposit or monies received by it from Tenant or others in behalf of Tenant.

          18.02 Subject to the provisions of Section 18.03, if at the date fixed as the commencement of the term of this Lease or if at any time during the term hereby demised there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant's property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, Landlord may at Landlord's option, serve upon Tenant or any such trustee, receiver, or assignee, a notice in writing stating that this Lease and the term hereby granted shall cease and expire on the date specified in said notice, which date shall be not less than ten days after the serving of said notice, and this Lease and the term hereof shall then expire on the date so specified as if that date had originally been fixed in this Lease as the expiration date of the term herein granted. Thereupon, neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the demised premises but shall forthwith quit and surrender the premises, and Landlord, in addition to the other rights and remedies given by Section 18.04 hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any rent, security, deposit or monies received by it from Tenant or others in behalf of Tenant.

          18.03  In the event that at any times mentioned in either Sections
18.01 or 18.02 there shall be instituted against Tenant an involuntary proceeding for bankruptcy, insolvency, reorganization or any other relief described in Sections 18.01 or 18.02, Tenant shall have ninety (90) days in which to vacate or stay the same before this Lease shall terminate or before Landlord shall have any right to terminate this Lease, provided the rent and additional rent then in arrears, if any, are paid within fifteen (15) days after the institution of such proceeding, and further provided that the rent and additional rent which shall thereafter become due and payable are paid when due, and Tenant shall not otherwise be in default in the performance of the terms and covenants of this Lease.

          18.04 In the event of the termination of this Lease pursuant to Sections 18.01, 18.02 or 18.03 hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the then fair and reasonable rental value of the demised premises for the same period, if lower than the rent reserved at the time of termination. If such premises or any part thereof be re-let by Landlord to a third party in a commercially reasonable transaction for the unexpired term of said Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be prima facie the fair and reasonable rental value for the part or the whole of the premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

          18.05 The provisions of this Article 18 are subject to applicable law.

                                   ARTICLE 19

                                     DEFAULT

          19.01 If Tenant defaults in fulfilling any of the covenants of this Lease, including the payment of rent or additional rent, or if the demised premises become vacant or abandoned, then, in any one or more of such events, upon Landlord serving a written thirty (30) days' notice upon Tenant specifying the nature of said default and upon the expiration of said thirty (30) days if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said thirty (30) day period and if Tenant shall not have diligently commenced to take action towards curing such default within such thirty (30) day period and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default (it being understood and agreed, however, that the aforesaid thirty (30) days' notice and time to cure shall be fifteen (15) days with respect to a default in the payment of rent or additional rent and five (5) days with respect to default by Tenant under Article 46 hereof (Certificate of Tenant)), or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the demised premises shall be occupied by someone other than Tenant and such occupancy shall continue for a period of thirty (30) days after written notice from Landlord, then Landlord may serve a written five (5) days' notice of cancellation of this Lease upon Tenant, and, upon the expiration of said five
(5) days, this Lease and the term hereunder shall end and expire as fully and completely as if the date of expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the term hereof and Tenant shall then quit and surrender the demised premises to Landlord but Tenant shall remain liable as hereinafter provided.

          19.02 If (i) the notices provided for in Section 19.01 hereof shall have been given, and the term shall expire as aforesaid, or (ii) if Tenant shall make default in the payment of the rent reserved herein or any item of additional rent herein provided or any other payment herein provided for beyond any applicable grace period, then and in any of such events Landlord may, without notice, re-enter the demised premises only if Tenant has abandoned or deserted same, and/or, after statutory notice in all other instances, and dispossess Tenant, the legal representatives of Tenant or other occupant of the demised premises, by summary proceedings or otherwise, and remove their effects and hold the premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention so to re-enter.

          19.03 Notwithstanding any expiration or termination prior to the Lease expiration date as set forth in this Article 19, Tenant's obligation to pay any and all rent and additional rent under this Lease shall continue to and cover all periods up to the date provided in this Lease for the expiration of the term hereof.

          19.04 Notwithstanding the provisions of Section 19.01 hereof, Tenant, at its own cost and expense, in its name and/or (wherever necessary) Landlord's name, may contest, in any manner permitted by law (including appeals to a court, or governmental department or authority having jurisdiction in the matter), the validity or the enforcement of any governmental act, regulation or directive with which Tenant is required to comply pursuant to this Lease, and may defer compliance therewith provided that:

                 (a) such noncompliance shall not subject Landlord to criminal prosecution or subject the land and/or Building or the building project to lien or sale;

                 (b) such noncompliance shall not be in violation of any fee mortgage, or of any ground or underlying lease or any mortgage thereon;

                 (c) Tenant shall first deliver to Landlord (i) a separate indemnity agreement from Tenant, in a form reasonably satisfactory to Landlord's attorneys, or (ii) a surety bond issued by a surety company of recognized responsibility, or other security satisfactory to Landlord, indemnifying and defending Landlord against any loss or injury by reason of such noncompliance; and

                 (d) Tenant shall promptly and diligently prosecute such contest.

          Landlord, without expense or liability to it, shall cooperate with Tenant and execute any documents or pleadings required for such purpose, provided that Landlord shall reasonably be satisfied that the facts set forth in any such documents or pleadings are accurate.

                                   ARTICLE 20

             REMEDIES OF LANDLORD; WAIVER OF REDEMPTION; PREJUDGMENT

          20.01 In case of any such re-entry, expiration and/or dispossess by summary proceedings or otherwise as set forth in Article 19 hereof (a) the rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such expenses as Landlord may incur for legal expenses, reasonable attorneys' fees, brokerage, and/or putting the demised premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and (c) Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant's covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this Lease. The failure or refusal of Landlord to re-let the premises or any parts thereof shall not release or affect Tenant's liability for damages. Any such damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease and any suit or proceeding brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar suit or proceeding.

          In no event shall Tenant be entitled to receive the excess, if any, of any rentals from re-letting over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Article to a credit in respect of any rentals from re-letting except to the extent that such rentals are actually received by Landlord. No such re-letting shall constitute or be deemed to constitute a surrender or the acceptance of a surrender.

          Landlord, at Landlord's option, may make such alterations, repairs, replacements and/or decorations in the demised premises as Landlord, in Landlord's sole judgment, considers advisable and necessary for the purpose of re- letting the demised premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure or refusal to re-let the demised premises or any parts thereof, or, in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof,

Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy, shall not preclude Landlord from any other remedy, in law or in equity.

          20.02 Tenant, for itself and for all persons claiming through or under it, hereby acknowledges that this Lease constitutes a commercial transaction as such term is used and defined in Public Act No. 431 of the Connecticut General Statutes, Revisions of 1973, and, to the extent permitted by law, hereby expressly waives any and all rights which are or may be conferred upon Tenant by said Act to any notice or hearing prior to a prejudgment remedy. Tenant, to the extent permitted by law, further expressly waives any and all rights which are or may be conferred upon Tenant by any present or future law to redeem the said premises, or to any new trial in any action of ejection under any provision of law, after re-entry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If Landlord shall acquire possession without judicial proceedings, it shall be deemed a re-entry within the meaning of that word as used in this Lease.

                                   ARTICLE 21

                           FEES AND EXPENSES; INTEREST

          21.01 If Tenant shall default beyond any applicable notice and/or grace period in the observance or performance of any term or covenant on Tenant's part to be observed or performed under or by virtue of any of the terms of provisions in any Article of this Lease, (a) Landlord may remedy such default for the account of Tenant, immediately and without notice in case of emergency, or in any other case only provided that Tenant shall fail to remedy such default with all reasonable dispatch after Landlord shall have notified Tenant in writing of such default and the applicable grace period for curing such default shall have expired; and (b) if Landlord makes any expenditures or incurs any obligations for the payment of money in connection with such default including, but not limited to, reasonable attorneys' fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord upon rendition of a bill to Tenant therefor.

          If Tenant is more than ten (10) days late in making any payment due to Landlord from Tenant under this Lease, then interest shall become due and owing to Landlord on such payment from the date when it was due, computed as provided in Section 25.05 hereof.

                                   ARTICLE 22

                         NO REPRESENTATIONS BY LANDLORD

          22.01 Landlord or Landlord's agents have made no representations or promises with respect to the Building, the building project or the demised premises except as herein expressly set forth.

                                   ARTICLE 23

                                   END OF TERM

          23.01 Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition, ordinary wear and tear and damage by fire, the elements or other casualty excepted, and Tenant shall remove all of its property as herein provided. Tenant agrees it shall indemnify and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Additionally, the parties recognize and agree that other damage to Landlord resulting from any failure by Tenant to timely surrender the premises will be substantial, will exceed the amount of monthly rent theretofore payable hereunder, and will be impossible of accurate measurement. Tenant therefore agrees that if possession of the premises is not surrendered to Landlord within ten (10) days after the date of the expiration or sooner termination of the term of this lease, then Tenant will pay Landlord as liquidated damages for each month and for each portion of any month during which Tenant holds over in the premises after expiration or termination of the term of this lease, a sum equal to two times the average rent and additional rent which was payable per month under this lease during the last six months of the term thereof. The aforesaid obligations shall survive the expiration or sooner termination of the term of this Lease.

                                   ARTICLE 24

                                 QUIET ENJOYMENT

          24.01 Landlord covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the demised premises (to have and to hold the demised premises for the term of this Lease), subject, nevertheless, to the terms and conditions of this Lease, and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

                                   ARTICLE 25

                                   DEFINITIONS

          25.01 The term "Landlord" as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the land and Building (or the owner of a lease of the Building or of the land and Building), so that in the event of any transfer of title to said land and Building or said lease, or in the event of a lease of the Building, or of the land and Building, upon notification to Tenant of such transfer or lease the said transferor Landlord shall be and hereby is entirely freed and relieved of all existing or future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to said land and Building or said lease, or the said lessee of the Building, or of the land and Building, that the transferee or the lessee has assumed and agreed to carry out any and all such covenants, obligations and liabilities of Landlord hereunder.

          25.02 The words "re-enter" and "re-entry" as used in this Lease are not restricted to their technical legal meaning.

          25.03 The term "business days" as used in this Lease shall exclude Saturdays, Sundays and all days observed by the Federal, State or local government as legal holidays as well as all other days recognized as holidays under applicable union contracts.

          25.04 The term "mortgage" shall include an indenture of mortgage and deed of trust to a trustee to secure an issue of bonds and debentures, and the term "mortgagee" shall include such a trustee.

          25.05 Except as otherwise specifically provided in this Lease, whenever payment of interest is required by the terms hereof, it shall be computed as follows: for an individual or partnership tenant, computed at the maximum legal rate of interest; for a corporate tenant, computed at one and one-half (1 1/2%) percent per month unless there is an applicable maximum legal rate of interest which then shall be used.

                                   ARTICLE 26

                          ADJACENT EXCAVATION--SHORING

          26.01 If an excavation or other substructure work shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as shall be necessary to preserve the wall of or the Building of which the demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent. Landlord shall seek to cause such work to be effected in a manner which minimizes any interference with Tenant's business operations in the demised premises. Tenant understands and agrees, however, that such work will be effected on business days during normal business hours.

                                   ARTICLE 27

                              RULES AND REGULATIONS

          27.01 Tenant and Tenant's servants, employees and agents shall observe faithfully and comply strictly with the Rules and Regulations set forth in Exhibit B attached hereto and made part hereof entitled "Rules and Regulations" and such other and further reasonable nondiscriminatory Rules and Regulations as Landlord or Landlord's agents may from time to time adopt, provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control. Reasonable written notice of any additional Rules and Regulations shall be given to Tenant.

          Landlord shall not unreasonably withhold from Tenant any approval provided for in the Rules and Regulations and shall exercise its judgment in good faith.

                                   ARTICLE 28

                                 NO WAIVER, ETC.

          28.01 No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of said premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agent shall not operate as a termination of this Lease or a surrender of the premises. In the event of Tenant at any time desiring to have Landlord sublet the premises for Tenant's account, Landlord or Landlord's agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth herein, or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth herein, or hereafter adopted, against Tenant and/or any other tenant in the building project shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to

Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

          28.02 This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

                                   ARTICLE 29

                             WAIVER OF TRIAL BY JURY

          29.01 To the extent permitted by law, Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the demised premises, and/or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy with respect thereto. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossess, and of any other law of like import now or hereafter in effect. If Landlord commences any summary proceeding, or any other proceeding or action to recover possession of the demised premises, Tenant agrees that Tenant will not interpose any counterclaim of whatever nature or description in any such action or proceeding, provided Tenant does not thereby waive any defense or the right to assert such claim in a separate action or proceeding.

                                   ARTICLE 30

                              INABILITY TO PERFORM

          30.01 If, by reason of (1) strike, (2) labor troubles, (3) governmental pre-emption in connection with a national emergency, (4) any rule, order or regulation of any governmental agency, (5) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or (6) any cause beyond Landlord's control, Landlord shall be unable to fulfill its obligations under this Lease or shall be unable to supply any service which Landlord is obligated to supply, this Lease and Tenant's obligation to pay rent hereunder shall in no way be affected, impaired or excused. As Landlord shall learn of the happening of any of the foregoing conditions, Landlord shall promptly notify Tenant of such event and, if ascertainable, its estimated duration, and will proceed promptly and diligently with the fulfillment of its obligations as soon as reasonably possible.

          If, for any reason whatsoever, unless the result of the causes set forth in

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                                                                         Page 48



numbers (1)-(6) of the first paragraph of this Section 30.01, or because of failure of the public utility supplying electricity or heat to the Building to supply such service: (a) all of the elevators in the banks of elevators which service the floor or floors on which the demised premises are located shall be inoperative for more than five (5) consecutive business days so that to obtain access to any floor of the demised premises it would be necessary to walk up or down more than four flights of stairs (a flight of stairs shall consist of all stairs in a public stairway of the Building between one floor and the floor above or below); or (b) if the heating or air conditioning system which services the demised premises shall be inoperative for a period of more than five (5) consecutive business days during the days when said system would normally be operating to service the Building so that Tenant and its employees cannot and do not use, except on an emergency basis, part or all of the demised premises for the purposes for which the premises are leased; or (c) Tenant is otherwise denied or deprived of access to all or any part of the demised premises for a period of more than five (5) consecutive business days by reason of any act, omission or negligence of Landlord, its agents or employees; then, in any such event, Tenant shall be entitled to an abatement of rent for each day after said five (5) day period for such portion of the demised premises which is inaccessible or which cannot be used as above set forth.

                                   ARTICLE 31

                                     NOTICES

          31.01 Any notice or demand, consent, approval or disapproval, or Statement required to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by such law or regulation, such notice or demand shall be given, and shall be deemed to have been served and given by Landlord and received by Tenant, when Landlord shall have deposited such notice or demand by registered or certified mail enclosed in a securely closed postage prepaid wrapper, in a United States Government general or branch post office, or official depository with the exclusive care and custody thereof, addressed to Tenant, at the address set forth after Tenant's name on page 1 of this Lease. After Tenant shall occupy the demised premises, the address of Tenant for notices, demands, consents, approvals or disapprovals shall be the Building. Such notice, demand, consent, approval or disapproval shall be given, and shall be deemed to have been served and given by Tenant and received by Landlord, when Tenant shall have deposited such notice or demand by registered or certified mail enclosed in a securely closed post-paid wrapper, in a United States Government general or branch post office or, official depository with the exclusive care and custody thereof, addressed to Landlord at the address set forth after Landlord's name on page 1 of this Lease. Either party may, by notice as aforesaid, designate a different address or addresses for notices, demands, consents, approvals or disapprovals.

          31.02 In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice or demand, consent, approval or disapproval, or statement, on one other person or entity designated in such request, such service to be effected by either certified or registered mail, return receipt requested.

                                   ARTICLE 32

                                    SERVICES

          32.01 Landlord shall provide necessary elevator facilities including reasonable freight elevator service, on business days from 8:00 A.M. to 6:00 P.M. and shall have at least one elevator available at all other times. At Landlord's option, the elevators shall be operated by automatic control or by manual control, or by a combination of both of such methods. Landlord will provide Tenant with after-hours freight elevator service at Landlord's then established rates in the Building for same and pursuant to Landlord's Rules and Regulations.

          32.02 (a) Landlord shall be obligated to furnish air conditioning, ventilation and heating to the demised premises, on an all-year-round basis, during such hours on business days as Landlord shall from time to time determine, by notice to Tenant, to be the regular hours of operation of such systems. Such regular hours of operation shall at least include the hours from 8:30 A.M. to 5:30 P.M. and shall exclude the hours between 5:30 P.M. and 8:30 A.M. Provided Tenant shall comply with applicable Building Regulations, the air conditioning system will be designed to be capable of maintaining interior conditions of 78 degrees dry bulb and 50% relative humidity when outside conditions are 90 degrees dry bulb and 75 degrees wet bulb and winter conditions of 68 degrees F. interior with outside conditions of 0 degrees F., and to provide fresh air in a quantity not less than 0.1 cubic feet per minute per square foot of rentable floor area.

                 (b) Landlord will maintain the air conditioning system in a manner befitting a first class building and will use all reasonable care to keep the same in proper and efficient operating condition; and Landlord will not be responsible for the failure of the air conditioning system to meet the requirements hereinbefore specified if such failure results from the occupancy of the demised premises with more than an average of one person for each 150 square feet of rentable area and if Tenant installs and operates lighting, machines and appliances the total connected electrical load of which exceeds 4 watts per rentable square foot.

                 (c) Tenant agrees to keep and cause to be kept closed all the windows in and the doors to the demised premises at all times, and Tenant agrees to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of said air conditioning system.

                 (d) The Tenant acknowledges it has been advised that the Building has sealed windows and that therefore, when the ventilation, air-conditioning, and heating system is not operating, air will not be circulating throughout the demised premises. Tenant agrees that Landlord shall not be obligated to operate such ventilating, air-conditioning, and heating system after or before its regular hours of operation as provided in subdivision
(a), except after prior written notice from and payment by Tenant as hereinafter specified. Tenant agrees that Landlord's failure to operate such system in the absence of such notice and payment shall not be deemed a partial or other eviction, or disturbance of Tenant's use, enjoyment, or possession of the premises, and shall not render Landlord liable for damages, by abatement of rent or otherwise, and Tenant shall not be relieved from any obligation under this Lease.

                 (e) Landlord will provide Tenant with ventilation, air-conditioning, or heating at times other than its regular hours of operation of said systems as provided in subdivision (a), at Landlord's then established rates in the building project for after-hours service, payable by Tenant as additional rent when billed, provided that Tenant shall give notice prior to 1:00 P.M. in the case of after-hours service on business days and prior to 3:00 P.M. on Fridays in the case of after-hours service on Saturdays and Sundays (or 3:00 P.M. on the preceding business day, in the case of holidays).

          32.03 Subject to its obligations under Section 30.01, Landlord reserves the right to stop services on the air-conditioning, elevator, plumbing, electric and other systems when necessary by reason of accident or emergency or for repairs, alterations, replacements or improvements, provided that except in case of emergency, Landlord will notify Tenant in advance, if possible, of any such stoppage and, if ascertainable, its estimated duration, and will proceed diligently with the work necessary to resume such service as promptly as possible and in a manner so as to minimize interference with the Tenant's use and enjoyment of the demised premises.

          32.04 Landlord will supply Tenant at Landlord's expense with an adequate quantity of water for ordinary lavatory purposes. Should Tenant require or consume water for any additional purpose, Tenant shall pay Landlord a reasonable charge therefor and for any required pumping or heating thereof, as well as any taxes, sewer rents or other charges which may be imposed by any governmental authority based on the quantity of water so used by Tenant. Landlord may elect to install a water meter, at Tenant's expense and thereby measure Tenant's water consumption for all such additional purposes, said meter to be maintained at Tenant's expense.

          32.05 All costs incurred in connection with the hook-up and operation (including the cost of metering devices) for water and electricity consumption in the demised premises (including, but not limited to, consumption for HVAC units) shall be borne solely by Tenant and Tenant shall reimburse Landlord for such costs as additional rent promptly upon demand therefor.

          32.06 It is expressly agreed that only Landlord or any one or more persons, firms or corporations authorized in writing by Landlord (which authorization will not be unreasonably withheld or delayed by Landlord) will be permitted to furnish: laundry, linen, towels, drinking water, ice and other similar supplies and services to tenants and licensees in the Building.

          Landlord may fix, in its own reasonable discretion, at any time and from time to time, the hours during which and regulations under which such supplies and services are to be furnished. Landlord expressly reserves the right to act as or to designate, at any time and from time to time, an exclusive supplier of all or any one or more of the said supplies and services, provided that the quality thereof and the charges therefor are reasonably comparable to that of other suppliers; and Landlord furthermore expressly reserves the right to exclude from the Building any person, firm or corporation attempting to furnish any of said supplies or services but not so designated by Landlord.

          32.07 It is expressly agreed that only Landlord or any one or more persons, firms or corporations authorized in writing by Landlord will be permitted to sell, deliver or furnish any food or beverages whatsoever for consumption within the demised premises or elsewhere in the Building. Landlord expressly reserves the right to act as or to designate at any time, or from time to time, an exclusive supplier or suppliers of such food and beverages, provided that the quality thereof and the charges therefor are reasonably comparable to that of other suppliers; and Landlord further expressly reserves the right to exclude from the Building any person, firm or corporation attempting to deliver or purvey any such food or beverages but not so designated by Landlord. It is understood, however, that Tenant or regular office employees of Tenant who are not employed by any supplier of such food or beverages or by any person, firm or corporation engaged in the business of purveying such food or beverages, may personally bring food or beverages into the Building for consumption within the demised premises by the said Tenant or employees of Tenant, but not for resale to or for consumption by any other tenant, or the employees or guests of any other tenant. Landlord may fix in its absolute discretion, reasonably exercised, at any time and from time to time, the hours during which, and the regulations under which food and beverages may be brought into the Building by Tenant or its regular employees, provided such regulations are reasonable and are enforced against Tenant in a nondiscriminatory matters.

          32.08 Tenant agrees to employ such contractor as Landlord may from time to time designate for all waxing, polishing, lamp replacement and other special cleaning or maintenance work of the demised premises and of Tenant's furniture, fixtures and equipment. Landlord represents that the quality thereof and the charges therefor shall be reasonably comparable to that of other contractors doing comparable work in comparable buildings in the area of the Building. Tenant shall not employ any other such contractor or individual without Landlord's prior written consent, but nothing herein contained shall prohibit Tenant from performing such work for itself by use of its own regular employees.

          32.09 Landlord will not be required to furnish any other services, except as provided in this Article 32 or elsewhere in this Lease, and except that Landlord agrees to provide on business days the cleaning set forth in Exhibit C hereof. Landlord shall have no obligation to perform cleaning services in those portions of the demised premises which are below grade, bank space, or which are used for the preparation, dispensing or consumption of food or beverages, for storage or shopping purposes, for the operation of computer, data processing, reproduction or similar equipment or as private lavatories or toilets, all of which portions Tenant shall cause to be kept clean at Tenant's cost and expense. Tenant shall pay to Landlord, on demand, a reasonable charge for the removal from the demised premises of any refuse and rubbish of Tenant as shall not be contained in waste receptacles of customary office size and for the removal of refuse and rubbish of Tenant's machines and of eating facilities requiring special handling (known as wet garbage). Landlord, its cleaning contractor and their employees shall have after-hours access to the demised premises and the use of Tenant's light, power and water in the demised premises as may be reasonably required for the purpose of cleaning the demised premises.

          If Tenant is permitted hereunder to and does have a separate area for the preparation or consumption of food in the demised premises, Tenant shall pay to Landlord the cost of employing on a regular basis, an exterminator to keep the demised premises free from vermin; and Tenant shall provide a means of disposing of such so-called "wet" garbage reasonably satisfactory to Landlord.

          32.10 Landlord shall manage and maintain the Building as a first class office building. Tenant and its employees shall occupy and use the demised premises in a manner befitting such building. Landlord shall have the right to lease all or part of the ground floor and lower lobby level to a restaurant and cafeteria and to other commercial and retail tenants.

                                   ARTICLE 33

                    LANDLORD'S WORK - TENANT'S DRAWINGS, ETC.

          33.01 The parties agree that they will be bound by and will comply with the provisions of this Article 33 as supplemented by the preliminary sketch and Work Letter attached hereto and made a part hereof. Landlord agrees that it will alter the demised premises so that they will materially conform to the said sketch and Work Letter. Any reference in this Lease to this Article 33 is understood to refer to this Article 33 as supplemented by the sketch and Work Letter.

                                   ARTICLE 34

                                    INSURANCE

          34.01 Tenant, at its expense, agrees to provide, at all times during the term of this Lease, and during any use, occupancy or possession of the demised premises prior to the Commencement Date, public liability and property damage insurance, with limitations of not less than $3,000,000 single limit for injury or death or property damage, which policy or policies shall name the Landlord and its designees, and W & M Properties of Connecticut, Inc., as additional insureds. The aforesaid amount shall be subject to increase from time to time as Landlord shall reasonably require; provided, however, that such increases shall not exceed insurance limitations then customarily imposed on office tenants occupying similar premises in comparable first class office buildings in Fairfield County, Connecticut. Such insurance policy shall be in the form commonly known as "Comprehensive General Liability" or additional "Owner-Landlord and Tenant". Blanket policies and umbrella policies may be used by Tenant. The Tenant further covenants and agrees, at its expense, to take out and maintain at all times in the amount required by law worker's compensation insurance covering all persons employed by Tenant in and about the demised premises. (Landlord agrees that Tenant may act as a self-insurer with respect to such worker's compensation coverage, if and to the extent permitted by applicable law. If Tenant so acts as such a self-insurer, then Tenant shall indemnify, defend and hold Landlord harmless from and against all claims or demands whatsoever which would customarily be covered by worker's compensation insurance.) All such insurance shall be obtained from a company with a Best's key rating of A+-XI or better, and a certificate evidencing the issuance of such policy or policies, together with evidence of the payment of premiums shall be delivered to the Landlord before the commencement of the term of this Lease, or before any use, occupancy, or possession of the demised premises prior to the commencement of the term of this Lease, whichever is sooner. Not less than fifteen (15) days prior to the expiration of any such policy or policies, evidence of the renewal of such policy or policies, or a new certificate, together with evidence of the payment of premiums for the renewal period or new policy, as the case may be, shall be delivered to the Landlord. All such insurance shall contain an agreement by the insurance company that the policy or policies will not be cancelled or the coverage changed, without thirty (30) days' prior written notice to the Landlord.

                                   ARTICLE 35

                                SECURITY DEPOSIT

          35.01 Tenant shall upon execution hereof deposit with Landlord the sum of $214,781.25 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease, including, but not limited to, the payment of rent, and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this lease, including but not limited to, any damages or deficiency in the re-letting of the premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. Tenant shall, upon demand, deposit with Landlord the full amount of security deposit so used or applied by Landlord, in order that Landlord shall have the full security deposit on hand at all times during the term of this Lease. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant promptly after the date fixed at the end of this Lease and after delivery of entire possession of the demised premises to Landlord. In the event of a sale of the land and building or leasing of the building, of which the demised premises form a part, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the new Landlord solely for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord not its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

          35.02 It is agreed that the security deposit shall be deposited in an interest bearing account with a banking institution in Fairfield County, Connecticut, selected by Landlord, and the interest thereon (less an administrative fee equal to the greater of (i) one percent (1%) or (ii) the maximum administrative fee allowed by law to which Landlord shall be entitled under the law) shall be added to and become part of said security deposit (it being understood and agreed that such administrative fee may only be deducted from accrued interest).

                                   ARTICLE 36

                                   ARBITRATION

          36.01 In each case specified in this Lease in which resort to arbitration shall be required, such arbitration (unless otherwise specifically provided in other Sections of this Lease) shall be in Stamford, Connecticut in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions of this Lease, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                                   ARTICLE 37

                             CONSENTS AND APPROVALS

          37.01 Wherever in this Lease Landlord's consent or approval is required, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant's sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

                                   ARTICLE 38

                                    INDEMNITY

          38.01 Tenant shall indemnify, defend and save Landlord harmless from and against any liability or expense arising from the use or occupation of the demised premises by Tenant or anyone on the premises with Tenant's permission, or from any breach of this Lease, except if due to the negligence or willful misconduct of Landlord, its agents or employees.

                                   ARTICLE 39

                               SMOKING PROHIBITED

          39.01 Tenant has been advised that Landlord wishes to maintain a "smoke-free" environment in the public areas of the Building. Tenant agrees that it shall cause its officers, directors, employees, agents and contractors to refrain from smoking in all public areas of the Building.

          39.02 Tenant acknowledges and agrees that Landlord does not, and shall have no obligation to, provide a smoking area in the Building.

          39.03 Tenant agrees that its failure to observe or comply with the provisions of this Article 39 shall constitute a default under this Lease which shall entitle Landlord to all of the remedies set forth in Articles 19 and 20 of this Lease.

                                   ARTICLE 40

                            VAULT AND BASEMENT SPACE

          40.01 No vault or basement space not within the property line of the Building is leased hereunder, anything to the contrary indicated elsewhere in this Lease notwithstanding. Any vault or basement space not within the property line of the Building, which Tenant may be permitted to use or occupy, shall be used or occupied under revocable license and if the amount of such space be diminished or required by any governmental authority having jurisdiction, Landlord shall not be subject to any liability nor shall Tenant be entitled to abatement of rent, nor shall such diminution or abatement be deemed a constructive or actual eviction. Any fee or license charge or tax of municipal authorities for such vault or basement space shall be paid by Tenant to

Landlord as additional rent within five (5) days after written demand therefor. If such fee, tax or charge shall be for vault or basement space greater in area than that occupied by Tenant, the charge to Tenant shall be prorated.

                                   ARTICLE 41

                                NAME OF BUILDING

          41.01 Landlord shall have the full right at any time to name and change the name of the Building and to change the designated address of the Building. The Building may be named after any person, firm, or otherwise, whether or not such name is, or resembles, the name of a tenant of the building project.

                                   ARTICLE 42

                               MEMORANDUM OF LEASE

          42.01 Landlord and Tenant shall, at the option and request of either party, execute and deliver a statutory form of memorandum or notice of this Lease, for the purpose of recording, but said memorandum or notice of this Lease shall not in any circumstances be deemed to modify or to change any of the provisions of this Lease. In no event shall Tenant record this Lease without Landlord's consent.

                                   ARTICLE 43

                                    BROKERAGE

          43.01 Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to the demised premises other than F. Richard Wolff & Son. Tenant agrees to indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone other than F. Richard Wolff & Son with whom Tenant has dealt in connection with the demised premises or this Lease.

          It is acknowledged that said F. Richard Wolff & Son is not licensed as a broker by the State of Connecticut. Accordingly, Landlord agrees to pay any commission or fee owing to the aforesaid F. Richard Wolff & Son, provided such payment is not prohibited by any applicable law, rule or regulation.

                                   ARTICLE 44

                           INVALIDITY OF ANY PROVISION

          44.01 If any term, covenant, condition or provision of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease or the application thereof to any circumstances or to any person, firm or corporation other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

          44.02 If any term, covenant, condition or provision of this Lease is found invalid or unenforceable to any extent, by a final judgment or award which shall not be subject to change by any appeal, then either party to this Lease may initiate an arbitration in accordance with the provisions of Article 35, which arbitration shall be by three (3) arbitrators each of whom shall have at least ten (10) years' experience in the supervision of the operation and management of major office buildings in Stamford. Said arbitrators shall devise a valid and enforceable substitute term, covenant, condition or provision for this Lease which shall as nearly as possible carry out the intention of the parties with respect to the term, covenant, condition or provision theretofore found invalid or unenforceable. Such substitute term, covenant, condition or provision, as determined by the arbitrators, shall thereupon be deemed a part of this Lease.

                                   ARTICLE 45

                                    CAPTIONS

          45.01 The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

                                   ARTICLE 46

                              CERTIFICATE OF TENANT

          46.01 Tenant shall, without charge, at any time and from time to time, within fifteen (15) days after request by Landlord, deliver a written instrument to Landlord, duly executed and acknowledged, certifying:

                 (a) That this Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect as modified and stating any such modification;

                 (b) Whether the term of this Lease has commenced and rent become payable thereunder; and whether Tenant has accepted possession of the demised premises; and whether Landlord has failed to perform any work required to be performed by Landlord pursuant to the provisions of this Lease;

                 (c) Whether or not there are then existing any defenses or offsets which are not claims under subdivision (e) hereof against the enforcement of any of the agreements, terms, covenants, or conditions of this Lease and any modification thereof upon the part of Tenant to be performed or complied with, and, if so, specifying the same;

                 (d) The dates to which the fixed rent, and additional rent, and other charges hereunder, have been paid; and

                 (e) Whether or not Tenant has made any claim against Landlord under this Lease and if so the nature thereof and the dollar amount, if any, of such claim.

          46.02 Tenant agrees that, except for the first month's rent hereunder, it will pay no rent under this Lease more than thirty (30) days in advance of its due date, if so restricted by any existing or future ground lease or mortgage to which this Lease is subordinated or by an assignment of this Lease to the ground lessor or the holder of such mortgage, and, in the event of any act or omission by Landlord, Tenant will not exercise any right to terminate this Lease or to remedy the default and deduct the cost thereof from rent due hereunder until Tenant shall have given written notice of such act or omission to such ground lessor and to the holder of such mortgage who shall have furnished such lessor's and holder's last address to Tenant, and until a reasonable time for remedying such act or omission shall have elapsed following the giving of such notices, during which time such lessor or holder shall have the right, but shall not be obligated, to remedy or cause to be remedied such act or omission.

                                   ARTICLE 47

                             SUCCESSORS AND ASSIGNS

          47.01 The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

                                   ARTICLE 48

                      GOVERNING LAW/CONSENT TO JURISDICTION

          48.01 This Lease shall be governed by and interpreted in accordance with the laws of the State of Connecticut, shall be deemed to have been made and performed in Connecticut, and shall be enforceable in Connecticut.

          48.02 Tenant irrevocably submits to the jurisdiction of the courts of the State of Connecticut, Fairfield County in any action or proceeding arising out of or relating to this Lease or any other dispute between Tenant and Landlord, and Tenant irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court, except with respect to matters which are under the exclusive jurisdiction of the Federal Courts, which shall be brought and/or defended in the Federal District Court sitting in Fairfield County. Tenant irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and agrees that service on the undersigned for purposes of any such suit, action or proceeding need not be personally served or served within the State of Connecticut but may be served with the same effect as such personal service within the State, by regular mail, addressed to Tenant as follows:
Gantos Inc., 3260 Patterson S.E., P.O. Box 875, Grand Rapids, Michigan 49588,
Attn: Kenneth Green, Esq., Vice President and General Counsel (or such other address as to which Tenant shall notify Landlord in writing, in accordance with
Article 31 of this Lease). Nothing contained herein shall affect the rights of Landlord to bring a suit, action or proceeding in any other appropriate jurisdiction.

                                   ARTICLE 49

                                 RENEWAL OPTION

          49.01 Tenant shall have the right to extend and renew the term of this Lease with respect to the then existing demised premises, in its then "as is" condition, for one (1) additional period of five (5) years commencing on the first day of the eighth lease year and expiring on the last day of the twelfth lease year, upon the same terms and conditions as contained in this Lease (unless changed or modified by mutual agreement in writing), except that: (i) the fixed annual rental rate (without electricity and subject to escalation additional rents pursuant to Articles 5 and 6 hereof) for the extended term shall be a sum equal to the fair and reasonable annual market rental value of the demised premises as of the first day of the eighth lease year, taking into account the rentals at which leases are being concluded for comparable space in the Building and in comparable buildings in the same rental area as the Building, (ii) there shall be no Landlord's Work, rent credits or contributions toward Tenant work, and the provisions of Article 33 and Exhibit D dealing therewith shall not be applicable; (iii) for the extended term, the Term "Tax Base Factor" for Article 5 Tax Escalation and the term "comparative year" under such Article shall remain unchanged and the term "Expenses Base Factor" for
Article 6 Expense Escalation and the term "comparative year" under such Article shall remain unchanged; and (iv) this Lease, as extended, shall not contain the renewal option provided in this Article.

          The exercise of such option shall only be effective upon, and in strict compliance with, the following terms and conditions:

          (a) Written notice of such election shall be given by Tenant to Landlord not later than twelve (12) months prior to the expiration date of the initial term of this Lease (the "Initial Term"). Time shall be of the essence in connection with the exercise of any election of Tenant hereunder.

          (b) The fair and reasonable annual market rental value of the demised premises effective as of the commencement of the extended term shall take into account, also, the five (5) year term of the extension, and it shall be determined, as aforesaid, during the last twelve (12) months of the Initial Term. Landlord and Tenant shall seek to agree as to the amount of such fair and reasonable annual market rental value for the demised premises. If they shall not agree as to such value by the start of the last eleven (11) months of the Initial Term, then and in such event said fair and reasonable annual market rental value shall be determined by appraisal as hereinafter in this Article provided.

          Notwithstanding the foregoing, and any appraisal as hereinafter provided, the parties understand and agree that in no event shall the fixed annual rental rate (without electricity) for the extended term be less than the aggregate of the fixed annual rental rate (without electricity) payable as of the last month of the Initial Term, plus the sum of the real estate tax escalation and operating expense escalation additional rents payable under Articles 5 and 6, respectively, for the last twelve (12) months of the Initial Term.

          If at the commencement date of the extended term, the amount of the fixed annual rental rate payable during said term in accordance with the foregoing paragraphs of this Article shall not have been determined, then, pending such determination, Tenant shall pay fixed annual rent at a rate equal to 105% of the fixed annual rental rate payable hereunder as of the last month of the initial term of this Lease (the "Temporary Rate"). After the determination by appraisal of the fair and reasonable annual market rental value of the demised premises, if the fixed annual rental rate payable pursuant to this Article is greater than "the Temporary Rate", Tenant shall promptly pay to Landlord the difference between the rent theretofore paid at "the Temporary Rate" and the greater rental rate determined after the appraisal; and the greater fixed annual rental rate so determined after the appraisal shall be payable during the extended term.

          (c) Upon computation of the fixed annual rent for the extended term, Landlord and Tenant shall execute, acknowledge and deliver to each other an agreement specifying the amount of the fixed annual rent for such extended term, but any failure to execute such an agreement shall not affect Tenant's obligation to pay and Landlord's right to receive such fixed annual rent.

          (d) Tenant shall not be in default under any of the terms, covenants or conditions of this Lease beyond any grace period hereunder (i) at the time Tenant gives written notice of its election or (ii) on the commencement date of the extended term.

          (e) If Landlord and Tenant shall be unable to agree as to the fair and reasonable annual market rental rate by the date hereinabove set forth, then and in such event said fair and reasonable annual market rental value for the demised premises shall be determined as follows:

          Either party shall give a notice to the other, stating the name and address of an impartial person to act as appraiser hereunder, and within thirty
(30) days after the receipt of such notice, the other party shall give notice to the sender of the first-mentioned notice, likewise, stating the name and address of an impartial person to act as appraiser hereunder.

          The appraisers so specified in such notices shall be licensed real estate brokers doing business in Fairfield County, Connecticut, each having not less than fifteen (15) years active experience as real estate brokers in said County.

          In making their determinations, the appraisers shall consider and follow the directions set forth in this Article.

          Before proceeding to determine the fair and reasonable annual market rental value of the demised premises ("the value"), as aforedescribed, the appraisers so appointed shall subscribe and swear to an oath fairly and impartially to determine such value. If, within thirty (30) days following the appointment of the latter of said appraisers, said two appraisers shall be unable to agree upon the said value, the said appraisers shall appoint, by an instrument in writing, as third appraiser, an impartial person, similarly qualified, who upon taking a similar oath, shall proceed with the two appraisers first appointed to determine the said value. The written decision of any two of the appraisers so appointed, fixing such value, shall be binding and conclusive on the parties.

          If, within forty-five (45) days following the appointment of the third appraiser, any two of the appraisers have not by written decision fixed such value then the third appraiser shall find as correct the value that was determined by either the appraiser specified by Landlord or the appraiser specified by Tenant and render a written decision fixing such value as the fair and reasonable annual market rental value for the demised premises, which written decision shall be binding and conclusive on the parties.

          If, after notice of the appointment of an appraiser, the other party shall fail, within the above specified period of thirty (30) days, to appoint an appraiser, such appointment of a similarly qualified appraiser may be made, upon application without notice by the person who shall have been appointed an appraiser, by the then highest ranking employee in the Fairfield County, Connecticut office of the American Arbitration Association, or such successor body hereafter constituted exercising similar functions (or if there be no American Arbitration Association or its successor, or if such employee will not so act, then such appointment shall be made by a Justice of the highest ranking trial court in Fairfield County, Connecticut). If the two appraisers aforesaid shall be unable to agree, within thirty (30) days following the appointment of the latter of said appraisers, upon such value and shall fail to appoint in writing a third appraiser within fifteen (15) days thereafter, the necessary appraiser shall be appointed by said employee (or by said Justice). If any appraiser appointed as aforesaid by either of the parties, by said employee, by said Justice, or by the two appraisers so appointed, shall die, be disqualified or incapacitated or shall fail or refuse to act, before such value shall have been determined, the necessary appraiser shall be promptly appointed by the person or persons who appointed the appraiser who shall have died, become disqualified or incapacitated, or who shall have failed or refused to act, as aforesaid.

          Landlord and Tenant shall each pay the fees of the person acting as appraiser hereunder for Landlord and Tenant, respectively, and Landlord and Tenant shall each pay one-half (1/2) of the fees of any third appraiser appointed pursuant to the provisions of the preceding paragraph.

          49.02 The renewal option set forth in this Article is personal to Gantos, Inc. and may only be exercised by Gantos, Inc. if and so long as it is the Tenant under this Lease and is in occupancy of the entire demised premises (including any Expansion Space theretofore added to the demised premises under Article 51 hereof).

                                   ARTICLE 50

                                OPTION TO CANCEL

          50.01 Tenant shall have the right to cancel this Lease, effective as of the last day of the fifth lease year (the "Cancellation Date"), but such cancellation right shall only be effective upon strict compliance with the following terms and conditions:

                 (a) Tenant shall give Landlord at least nine (9) months' prior written notice, by certified or registered mail, return receipt requested, of such election to cancel. Time shall be deemed to be of the essence with respect to exercise of any election to cancel.

                 (b) Tenant shall pay to Landlord, as consideration for the privilege of cancellation, a sum equal to the Cancellation Amount (as hereinafter defined), which sum shall be payable as follows: fifty percent (50%) simultaneously with the aforesaid notice of cancellation; and fifty percent (50%) on the date which is ninety (90) days after the date of delivery of said notice of cancellation. The aforesaid sum shall be paid to Landlord by certified or official bank check, and shall be in addition to Tenant's continued obligation to pay all rents and additional rents due hereunder up to the Cancellation Date. Tenant agrees that the cashing of any such check by Landlord shall be without prejudice to, and shall not be deemed to constitute a waiver of, Landlord's right to recompute the Cancellation amount.

                       For the purposes of this Article, the "Cancellation Amount" shall mean the product determined by multiplying (i) the sum of (a) the total brokerage commission paid or to be paid by Landlord in connection with Tenant's leasing of the demised premises (including any Expansion Space added to the demised premises as of the Cancellation Date, pursuant to Article 51 hereof), (b) the total cost of all work effected by Landlord pursuant to Article 33 and the attached Work Letter, and (c) the total rent credits that Tenant will have enjoyed hereunder through the Cancellation Date; times (ii) a fraction, the numerator of which shall be the total number of full calendar months included in the term of this Lease minus the total number of full calendar months that will have elapsed from the commencement date of the term hereof through the Cancellation Date, and the denominator of which shall be the total number of full calendar months included in the term of this Lease.

                 (c) The aforesaid cancellation right is conditioned upon the Tenant's not being in default beyond applicable grace periods under any of the terms, covenants, and conditions of this Lease, beyond any grace period, at the date of delivery by Tenant of its written election to cancel and on the Cancellation Date. Notwithstanding any such cancellation by Tenant hereunder, Tenant shall remain liable to satisfy any obligation of Tenant under any of the terms, covenants, and conditions of this Lease which accrued up to the effective date of cancellation. Such obligations of Tenant shall be satisfied within the periods provided herein, and such obligations of Tenant shall survive any such cancellation.

                 (d) Upon cancellation and payment as aforesaid, Landlord and Tenant shall be relieved of any obligations under this Lease, except for those accruing prior to the Cancellation Date.

                 (e) On or prior to a Cancellation Date, Tenant shall vacate the demised premises and surrender possession thereof to Landlord in accordance with the provisions of this Lease, as if said Cancellation Date were the original expiration date hereof, and Tenant shall execute any documents reasonably required by Landlord in connection with said cancellation.

          50.02 The cancellation option set forth in this Article is personal to Gantos, Inc. and may only be exercised by Gantos, Inc. if and so long as it is the Tenant under this Lease and is in occupancy of the entire demised premises (including any Expansion Space theretofore added to the demised premises under Article 51 hereof).

                                   ARTICLE 51

                              RIGHT OF FIRST OFFER

          51.01 If, at any time during the term of this Lease, Tenant notifies Landlord that Tenant needs and wants additional expansion space, and such space of 2,000 rentable square feet or more which is directly contiguous to the demised premises on the fifth (5th) floor of the Building (hereinafter called "Expansion Space") is then vacant and available for leasing by Landlord (I.E., not currently under offer to a proposed tenant or subject to the option of another tenant; and subject to the right of any existing tenant to renew and extend its occupancy of such space), then, provided Tenant is not then in default under this Lease beyond any grace period, Landlord will negotiate with Tenant in good faith on rental terms and tenant improvements for all but not part of such space, it being understood and agreed that the term of the leasing of any such Expansion Space shall be for the then remaining term of this Lease or, if the Tenant exercises its renewal option as in Article 49 provided, the expiration or sooner termination date of the renewal term; but in no event shall the commencement date of the term of the leasing of any Expansion Space be later than the first day of the sixth lease year, so that the term of the leasing of any Expansion Space shall in no event be less than two (2) years. If Landlord and Tenant cannot agree on the rental terms with fifteen (15) days of Landlord's notice to Tenant of the availability of such Expansion Space, then Landlord thereafter shall be free to rent such space to whomever Landlord wishes and on whatever terms Landlord deems appropriate.

          51.02 If, for any reason beyond its control, Landlord is unable timely to make available to Tenant possession of Expansion Space, in accordance with the provisions of this Article, then Landlord shall not be subject to any liability by reason of such delay, this Lease shall not be affected by such delay, but Landlord shall diligently and in good faith seek to fulfill its obligations with respect to the Expansion Space.

          51.03 The foregoing provisions are intended to reflect the intention of the parties that this Tenant shall have no right of prior consideration or any other rights with respect to Landlord's renting of the aforedescribed space in the Building, except to the extent hereinabove set forth.

          51.04 The Expansion Space rights set forth in this Article are personal to Gantos, Inc. and may only be exercised by Gantos, Inc. if and so long as it is the Tenant under this Lease and is in occupancy of the entire demised premises hereunder (including any Expansion Space theretofore added to the demised premises).

                                   ARTICLE 52

                                 ANTENNA LICENSE

          52.01 Upon the written request of Tenant, Landlord shall provide Tenant with a location on the Building roof (the "Antenna Site") for Tenant to install, maintain and operate not more than one (1) satellite dish antennae of up to one (1) meter in diameter (the "Antenna") in such location as Landlord shall in its sole discretion designate.

                 In the event Landlord so designates an Antenna Site and Tenant elects to install and operate the Antenna thereon, then, subject to and in accordance with the terms and provisions of this Lease, Landlord hereby gives and grants to the Tenant and the Tenant hereby accepts from the Landlord, a license (the "License"), during the term of this Lease, to install, operate and maintain the Antenna on the

Antenna Site, together with wires and connections to and from the demised premises.

                 The specific Antenna and related equipment, and the specific location on the Antenna Site where the Antenna is to be located, are to be designated by Landlord, and the method and manner of its installation are to be approved by Landlord. Tenant, when it wishes to install the Antenna, shall give written advice thereof to Landlord together with Tenant's proposed plans and specifications therefor.

                 The foregoing License is nonexclusive and Landlord reserves the right to grant other licenses to other licensees for the installation, maintenance and operation of other equipment, similar or dissimilar to the Antenna.

          52.02 Tenant agrees that the installation, operation and maintenance of the Antenna shall be in accordance with the following:

                 (a) The installation of the Antenna, as well as all matters relating to its operation and maintenance, shall be at the sole cost and expense of Tenant.

                 (b) The Antenna will be installed, operated and maintained by or for Tenant in a good and workmanlike manner, in full compliance with the laws, ordinances, rules and regulations of any government, governmental agency or regulatory body exercising jurisdiction, and in accordance with all other applicable requirements of this Lease regarding alterations and installations. Tenant shall be responsible, at its sole cost and expense, to obtain all permits and approvals for the installation, operation and maintenance of the Antenna.

                 (c) The Tenant will pay all charges for electric current utilized in connection with the installation, operation and maintenance of the Antenna, which charges shall be computed in accordance with the provisions of
Article 7 of this Lease. Landlord shall have no responsibility or liability by reason of the interruption or suspension of electric service to the Antenna.

                 (d) Tenant agrees that the installation, operation and maintenance of the Antenna will be conducted so as not to interfere with the operation of the Building or the use and occupancy by tenants of their space in the Building, and the utilization by Landlord or others of any equipment (including numerous other antennas) in or on the building or on the Antenna Site.

                 (e) Tenant agrees promptly to repair and replace all damage to the Building, including the Antenna Site arising by reason of or in connection with the installation, operation and maintenance of the Antenna. In the event of the failure of the Tenant to make any necessary repair or replacement, as aforesaid, Landlord may do so for its own account or in the name of and for the account of Tenant but, in either event, Tenant shall be responsible for all costs and expenses reasonably incurred in this connection by Landlord.

          52.03 Tenant shall provide whatever filters, isolation traps and other devices, similar or dissimilar which are reasonable and feasible for the elimination of any interference to other equipment (including other antennae) on the Antenna Site or on the Building, if such interference is caused by or attributable to the Antenna. Tenant shall also be responsible for the protection of the Antenna (to the exclusion of Landlord, whose responsibility in this regard is expressly negated) from any and all induced wave energies, including, but not limited to, lightning and induced energies from other radiated energies.

          52.04 Landlord shall have the right to require that the location of the Antenna be changed, provided that such change shall be effected by Landlord, at its sole cost and expense. In the event that any government, government agency or authority or regulatory body requires that the location of the Antenna be changed, such change shall be effected promptly and with diligence by Tenant, at its sole cost and expense. Landlord, in addition to the foregoing, reserves the right to make any and all repairs and replacements in and to the Antenna Site or the Building notwithstanding that any such repairs and replacements may cause temporary interference with the Tenant's ability to operate and maintain the Antenna. Tenant agrees to cooperate with Landlord to every reasonable and feasible extent so as to enable Landlord to effect the repairs and replacements reflected in the preceding sentence, including, if necessary, temporarily relocating the Antenna at Tenant's expense. Landlord shall use all reasonable diligence to minimize any interference with Tenant's use and operation of the Antenna; provided, however, that Landlord may effect such repair or replacement work during normal business hours, on business days.

                 Landlord shall not be liable or responsible for any malfunction or non-functioning, actual or alleged, of the Antenna or for its repair or maintenance or for any loss of or damage to the Antenna.

                 Tenant indemnifies and exonerates and will defend and save Landlord harmless from any and all claims, liability, loss or damage, including, without limitation, reasonable independent, third party counsel fees and disbursements, arising out of or attributable to the installation, operation or maintenance of the Antenna, including Tenant's utilization of the Antenna Site or other parts of the building in respect thereof.

          52.05 Tenant shall have access to the Antenna, as well as to any related wiring or cable, during all usual business hours on business days. In the case of an emergency situation involving the Antenna occurring during nonbusiness hours or on nonbusiness days, upon oral consent of Landlord, Tenant shall have access to the Antenna (and to such wiring and cable), subject, nonetheless, to the terms and provisions herein contained.

          52.06 Upon the expiration or sooner termination of the term of this Lease and License, Tenant, within thirty (30) days thereafter, at its sole cost and expense, shall remove the Antenna and all wires and cables from the Antenna Site, and restore and repair any damage resulting for such removal unless Landlord shall, in writing, elect that the Antenna and/or wires and cables remain and become the property of Landlord upon the expiration or sooner termination of the Lease. All of the terms and provisions of this License applicable to the installation, maintenance and operation of the Antenna during the term hereof shall be fully applicable to the aforesaid period within which Tenant is required to effect the removal of the Antenna, except that Tenant shall have no right to utilize the Antenna for any purpose. If Tenant does not effect removal of the Antenna, as aforesaid, Landlord may do so and charge Tenant with the reasonable cost thereof, inclusive of the cost of repairing and replacing any damaged cause thereby, and Tenant agrees promptly to pay the same to Landlord as additional rent hereunder. Alternatively, at the expiration of the aforesaid removal period, Landlord may elect to conclusively deem the Antenna abandoned by Tenant for all purposes and to treat the same as Landlord's property without any responsibility, obligation or liability to Tenant by reason thereof. If Landlord elects to remove the Antenna, as aforesaid, at its option, it may dispose of or discard it without liability to Tenant or, alternatively and without liability to Tenant, dispose of same as it sees fit.

                                   ARTICLE 53

                               ENVIRONMENTAL LAWS


          53.01 (a) Landlord represents to Tenant that, to the best of Landlord's knowledge, the demised premises are presently in compliance with all applicable environmental laws, rules, requirements, orders, directives, ordinances and regulations of the United States of America or any state, city or municipal government or lawful authority having jurisdiction or affecting the demised premises or the Building (collectively, "Environmental Laws"). Except as set forth in Subdivision (c) below, and except as otherwise provided in this Lease, Landlord shall, at its expense, take all action necessary to ensure that the Building remains at all times in compliance with the Environmental Laws.

                 (b) Except as set forth in Subdivision (c) below, and except as otherwise provided in this Lease, Landlord shall defend, indemnify and save Tenant, its officers, directors, agents and employees harmless from and against all claims, obligations, demands, actions, proceedings and judgments, loss, damage, liability and expense (including reasonable attorneys' fees and disbursements) which any one or more of them may sustain in connection with any noncompliance of the Building with the Environmental Laws.

                 (c) Supplementing Article 10 hereof, except as otherwise provided in this Lease, Tenant shall, at its own cost and expense, timely comply with all applicable rules, requirements, orders, directives, ordinances and regulations arising from Tenant's use and occupancy of the demised premises, including, without limitation, the Environmental Laws, and shall indemnify, defend, save and hold harmless Landlord, its directors, officers, partners, agents and employees from and against any and all claims, demands, losses and liabilities (including reasonable attorneys' fees and disbursements) resulting from any violation of the Environmental Laws when caused by Tenant's use and occupancy of the demised premises.

                 (d) The parties specifically agree that the indemnities of Landlord and Tenant contained in this Article shall not extend to loss of business, lost rentals or other consequential damages.

                 (e) The provisions of this Article shall survive the expiration or sooner termination of the term of this Lease.

          IN WITNESS WHEREOF, Landlord and Tenant have set their respective hands and seals as of the day and year first above written.

Signed, Sealed and Delivered                  SOUNDVIEW PLAZA ASSOCIATES,
in The Presence of:                             Landlord
                                              W & M Properties of
                                                    Connecticut, Inc., as Agent


                                              By:
----------------------------                     ------------------------
(As to Landlord)                                   Jeffrey H. Newman
                                                   Senior Vice President

                                              GANTOS, INC.


                                              By:
---------------------------                      ------------------------
(As to Tenant)                                     Name:
                                                   Title:

STATE OF CONNECTICUT          )
                              )  ss:
COUNTY OF                     )


On this __________________ day of         , 1997, before me, personally appeared
Jeffrey H. Newman, who acknowledged himself to be a Senior Vice President of W & M Properties of Connecticut, Inc., Agent for SOUNDVIEW PLAZA ASSOCIATES, a Connecticut Partnership, and that he being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the Partnership by himself on behalf of said Partnership as Vice President of such Agent.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.




                         ---------------------------------------
                                   Notary Public

STATE OF                      )
                              )  ss:
COUNTY OF                     )



                    On this ____ day of ______________, 1997, before me,
personally appeared _________________, who acknowledged himself/herself to be __________________ of Gantos, Inc., a corporation, and that he/she as such
_________________________, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as such _______________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.





                         ---------------------------------------
                                   Notary Public
                         Commissioner of the Superior Court

                                   EXHIBIT A-1


ALL THOSE CERTAIN parcels of land shown and designated as Parcel 'X', Parcel 'Y', Parcel 'Z' and Parcel 'D' on a certain map entitled, "Map of properties in Stamford, Connecticut showing Elimination of Interior Division Lines" prepared for Weinstein Rothman et al dated October 30, 1979 and revised Feb. 20, 1981 and Feb. 24, 1981 by Rocco V. D'Andrea on file in the Stamford Town Clerk's Office as Map #10656.

In accordance with said map, the parcels, when taken together, are bounded and described as follows:

Beginning at a point in the Westerly street line of Hamilton Avenue formed by the intersection of the division line between the premises herein described and land of the State of Connecticut (Connecticut Turnpike) and running thence along the Westerly side of Hamilton Avenue South 46 degrees 57 minutes East 6.32 feet, South 56 degrees 31 minutes East 10.62 feet, South 67 degrees 50 minutes East 7.63 feet, South 64 degrees 57 minutes East 27.43 feet, South 69 degrees 6 minutes 40 seconds East l7.14 feet, South 71 degrees 56 minutes 30 seconds East 26.97 feet, South 76 degrees 29 minutes 50 seconds East 23.17 feet, South 78 degrees 58 minutes 24 seconds East 59.563 feet and South 79 degrees 54 minutes 40 seconds East 159.75 feet to a point; running thence South 25 degrees 29 minutes East 20.41 feet to a point in the Northerly street line of Main Street; running thence along the Northerly street line of Main Street, South 62 degrees 27 minutes 30 seconds West 275.39 feet and South 63 degrees 33 minutes 40 seconds West 221.74 feet to a point at Parcel 'C' as shown on Map #5544; running thence along Parcel 'C' North 26 degrees 48 minutes 20 seconds West 143.47 feet to a point at land of the State of Connecticut (Connecticut Turnpike) running thence along land of the State of Connecticut North 43 degrees 7 minutes East 297.92 feet to the point and place of beginning.

                                   EXHIBIT A-2


                     (FLOOR PLAN(s) OF THE DEMISED PREMISES
                     SHALL BE ANNEXED HERE, OR INITIALED AND
                           INCORPORATED BY REFERENCE.)

                                    EXHIBIT B

                              RULES AND REGULATIONS

          (a) The sidewalks, and public portions of the building project, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the demised premises.

          (b) No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings or screens shall be attached to or hung in, or used in connection with, any window or door of the demised premises, without the prior written consent of Landlord, unless installed by Landlord.

          (c) No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside of the demised premises or Building or on corridor walls. Signs on entrance door shall conform to building standard signs, samples of which are on display in Landlord's rental office. Signs on entrance doors shall, at the Tenant's expense, be inscribed, painted or affixed for each tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.

          (d) The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels, or other articles be placed outside of the demised premises.

          (e) No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors or vestibules without the prior written consent of the Landlord.

          (f) Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord's consent or approval, Tenant agrees to pay Landlord, on demand, a processing fee in a sum equal to the reasonable out of pocket costs to Landlord for review of same, including the services of any architect, engineer or attorney employed by Landlord to review said plan, agreement or document. The provisions of this Rule (f) shall not apply to the Landlord's work as described in Article 33 or the attached Work Letter.

          (g) The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

          (h) No tenant shall in any way deface any part of the demised premises or the Building of which they form a part. No tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

          (i) No bicycles, vehicles or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the premises. No cooking shall be done or permitted by any tenant on said premises except in conformity to law and then only in the utility kitchen, if any, as set forth in Tenant's layout, which is to be primarily used by Tenant's employees for heating beverages and light snacks. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the demised premises.

          (j) No space in the Building shall be used for the distribution or for the storage of merchandise (other than light storage of Tenant's sample merchandise) or for the sale at auction or otherwise of merchandise, goods or property of any kind.

          (k) No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, or windows or down the passageways.

          (l) No tenant, nor any of the tenant's servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the demised premises any inflammable, combustible or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of tenant's business offices.

          (m) No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of the Landlord and unless and until a duplicate key is delivered to Landlord. Each tenant must, upon the termination of his tenancy, restore to the Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys, so furnished, such tenant shall pay to Landlord the cost thereof.

          (n) All removals, or the carrying in or out of any safes, freights, furniture or bulky matter of any description must take place during the hours which Landlord or its agent may determine from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

          (o) No tenant shall occupy or permit any portion of the premises demised to it to be occupied as, by or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service, public vending machines, retail, wholesale or discount shop for sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department or agency, including an autonomous governmental corporation, a firm the principal business of which is real estate brokerage, or a company engaged in the business of renting office or desk space; or for a public finance (personal loan) business, or for manufacturing. No tenant shall engage or pay any employees on the demised premises, except those actually working for such tenant on said premises, nor advertise for off-premises laborers giving an address at said premises.

          (p) Landlord shall have the right to prohibit any advertising by any tenant mentioning the Building or the building project, which, in Landlord's reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenants shall refrain from or discontinue such advertising.

          (q) In order that the Building can and will maintain a uniform appearance to those outside of same, each Tenant in building perimeter areas shall (a) use only building standard lighting in areas where lighting is visible from the outside of the Building and (b) use only Building standard venetian or vertical blinds in window areas which are visible from the outside of the Building.

          (r) Landlord reserves the right to exclude from the Building between the hours of 5:00 P.M. and 8:00 A.M. and at all hours on nonbusiness days all persons who do not present a pass to the Building signed by a tenant. Each tenant shall be responsible for all persons for whom such pass is issued and shall be liable to Landlord for all acts of such persons.

          (s) The premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

          (t) The requirements of tenants will be attended to only upon application at the office of the Building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

          (u) Landlord reserves the right to require Tenant to remove any furniture, fixture, carpeting, wallcovering or other decor or item of personalty from any part of the demised premises which is visible from the atrium or from any other part of the Building not included in the demised premises which, in Landlord's judgment, detracts from, impairs or tarnishes the image of the Building or is not consistent with the ambience generated by other tenants in the Building.

          (v)  Intentionally Omitted.

          (w) Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

          (x) There shall not be used in any space, or in the public halls of any building, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in passenger elevators.

          (y) Tenants, in order to obtain maximum effectiveness of the cooling system, shall lower and/or close venetian or vertical blinds or drapes when sun's rays fall directly on windows of demised premises.

          (z) Replacement of ceiling tiles after they are removed for Tenant by telephone company installers, in both the demised premises and the public corridors, will be charged to Tenant on a per tile basis.

          (aa) All paneling, grounds or other wood products not considered furniture shall be of fire retardant materials. Before installation of any such materials, certification of the materials' fire retardant characteristics shall be submitted to Landlord, or its agents, in a manner satisfactory to the Landlord.

          (bb)  Intentionally Omitted.

          (cc) Tenant agrees that it will cause all of Tenant's agents, servants and employees ("employees") to be dressed in such business attire as may be appropriate for a first class office building, at all times when such employees are in the public portion of the Building, the building cafeteria and/or restaurant(s) or any successor restaurant, or in any portion of the demised premises visible from outside of the demised premises, it being expressly understood and agreed that Tenant will not permit any such employee to wear shorts, tee shirts, or any casual, beach or other apparel not appropriate for, or which detracts from, the ambience, reputation or image of the Building.

          Whenever and to the extent that the above rules conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Articles of this Lease, the provisions of the Articles shall govern.

                                    EXHIBIT C

                                CLEANING SCHEDULE

     1.   GENERAL

          All carpeted areas and rugs carpet-swept nightly.

          All private stairways swept nightly.

          Wastepaper baskets, ashtrays, receptacles, etc., emptied and cleaned nightly.

          All furniture tops and window sills dusted nightly.

          All baseboards and trim dusted weekly.

          Slop sink rooms cleaned nightly.


     2.   LAVATORIES

          All flooring swept and washed nightly.

          All mirrors, powder shelves, bright work, etc., including flushometers, piping and toilet seat hinges washed and polished nightly.

          All basins, bowls, urinals and toilet seats (both sides) washed nightly.

          All partitions, tile walls, dispensers and receptacles dusted nightly.

          Paper towel and sanitary disposal receptacles emptied and cleaned nightly.


     3.   HIGH DUSTING-OFFICE AREA

          Do all high dusting approximately four times a year, including the following:

          Dust all pictures, frames, charts, graphs and panel wall hangings not reached in nightly cleaning.

     4.   PERIODIC CLEANING - LAVATORIES

          Machine scrub flooring when necessary.

          Wash all partitions, tile walls and enamel surfaces monthly with proper disinfectant when necessary. Dust exterior of lighting fixtures monthly. High dust monthly.


     5.   WINDOWS

          Clean a normal amount of partition glass approximately two times a year.

          Specialty rooms such as private bathrooms, computer rooms, cafeterias, and full height glass partitions, etc., are not included. The cleaning of these items and any other special cleaning requirements should be contracted for by the tenant with the authorized Building Cleaning Contractor.

                                    EXHIBIT D


                                                  Date: January 23, 1997

                                  GANTOS, INC.

                                   WORK LETTER


I.   PLANS

     Tenant shall be responsible to supply the following information to Landlord and Culpen & Woods, Architects, no later than fourteen (14) days from the execution of the Lease:

     A.   Partition locations and the type.

     B.   Door locations, size, hardware schedule and swing.

     C.   Reflective ceiling plans, including location of all lighting fixtures.

     D.   Location of electrical outlets and telephone outlets.

     E.   Location of HVAC diffusers and registers.

     F.   Painting and finishing schedule.

     G.   Location and extent of floor loading in excess of Building standard.

     H. Special air conditioning needs by location, and general description of needs.

     I.   Location and description of special plumbing requirements.

     J. Any architectural millwork, ornamental metal work, architectural installation and details, including color and finishing schedule.

     K. Estimated total electrical load, including lighting and power for entire demised space in excess of Building standard, showing location and type.

     L. Air conditioning loads, people, equipment and special loads for entire demised premises.

     M.   Specific plumbing requirements, including plans and section.

     N. Non-Building standard ceiling heights and/or materials and any other information as may be reasonably necessary to complete the construction.

     O.   Locations and types of sprinkler heads.

     P.   Special fire protection systems, such as Halon.

     Q.   Locations and types of fire alarm system detection and alarm devices.

     Landlord shall, at Landlord's expense, be responsible for providing the following: (i) preliminary plans (the "Preliminary Plans"), based on and consistent with that certain construction sketch (the "Construction Sketch") dated December 16, 1996, prepared by Culpen & Woods Architects, and (ii) detailed final architectural and engineering plans ("Plans"), based on and consistent with said preliminary plans, which Plans shall also be prepared by Culpen & Woods, Architects. The Plans shall show all work to be done in the demised premises pursuant to this Work Letter, including the work to be performed by Landlord at Landlord's expense pursuant to Subdivision II of this Work Letter ("Landlord's Work"), which Landlord's Work shall in no event exceed an aggregate of $25.00 per rentable square foot, including hard and soft costs, architectural and engineering fees and expenses and W&M Construction Corporation's general conditions, overhead of 10% and profit of 7%. All work, including Tenant's Extra Work, shall be based on the base systems consistent with any design, construction and equipment of the Building and in conformity with its standards including but not limited to doors, hardware, frames, light fixtures, ceiling tiles, air diffusers, all mechanical work, and common corridor finishes and shall show the applicable items indicated above. Landlord requires that the Plans conform with the Building's mechanical standards including VAV boxes, supply and distribution duct, building standard diffusers, thermostatic controls and the necessary connections to the Building DDC control building management system, and shall show the applicable items indicated above.
     All such plans and specifications are expressly subject to Landlord's reasonable written approval. Landlord shall bear the cost of filing such plans and specifications with the appropriate Governmental Agencies and insurance inspection authorities.

 II. TENANT'S EXTRA WORK

     Landlord will advise Tenant of the approximate cost of the Tenant's Extra Work based upon bids received from subcontractors selected by Landlord. Tenant has three business days to elect to cancel Tenant's Extra Work. Landlord shall then proceed with Landlord's Work and Tenant's Extra Work, and award contracts to the qualified low bidders. Time shall be of the essence with respect to the delivery of the foregoing notice of cancellation.

     Landlord agrees to perform Tenant's Extra Work and, except for Tenant's Extra Work Credit (as hereinafter defined), Tenant agrees to reimburse Landlord in full for the cost of Tenant's Extra Work (which amount shall include the General Conditions, plus 10% overhead plus the 7% fee referred to in the next sentence). All Tenant's Extra Work performed for Tenant by Landlord (i.e., Tenant's Extra Work) shall be billed at Landlord's cost including General Conditions plus 10% overhead plus 7% fee. Reimbursement to Landlord for Tenant Extra Work, if any, shall be payable as follows:

          1)   25% upon awarding contracts
          2)   25% upon commencement of work
          3)   40% upon substantial completion of work
          4)   10% upon completion of punch list items

     Payments by Tenant shall be made within ten (10) days of delivery to Tenant of bills for such items appropriate for payment and appropriate backup documentation. If Tenant shall fail to make such payment within such ten-day period, Landlord shall have the same rights under the Lease as in the event of a failure by Tenant to make timely payments of fixed annual rent. Landlord and Tenant agree that the General Contractor shall be W&M Construction Corporation. All work shall be competitively bid and Tenant may review and approve all subcontractors.

     Anything contained herein to the contrary notwithstanding, in the event that the cost of Landlord's Work shall not exceed the $25 per rentable square foot cap described above, then Tenant shall be entitled to a credit (the "Extra Work Credit") in an amount equal to the difference between the cost of Landlord's Work and $493,750. The Extra Work Credit shall be applied, until fully depleted, against the first amounts due to Landlord under this Work letter for Tenant's Extra Work and any other work not included in Landlord's Work (which shall exclude the cost of any furniture, furnishings, business equipment, moveable fixtures and other personal property of Tenant).

III. LANDLORD'S WORK

     A. Landlord will complete the following work, as shown on the Construction Sketch, and as same will be shown on the Preliminary Plans and the Plans (but only to the extent that the cost of same will not exceed the above-described $25 per rentable square foot cap):

          1. All demising walls and interior walls, all building standard ceilings, doors, ADA compliance in demise only. Building standard partitions within the premises shall be 2 1/2" metal studs, 5/8" gypsum board on each side. All such partitions will extend from the floor and penetrate the acoustic tile ceiling. All partitions which extend to the window line are to be lined up directly to the window mullion, no partition will interfere with the glass line.

          2. Install new Building standard doors, frames and hardware as indicated on preliminary plans.

          3. Install new 2'x4' parabolic 2 lamp fixtures and 2'x2' parabolic light fixtures.

          4. Install new carpet throughout demised premises except for in lunchroom and storage room which is to receive vinyl composite tile. Carpet allowance of $3.00 per usable square foot includes material, vinyl base, installation and taxes.

          5. Provide two coats of latex paint on new partitions and two coats of enamel paint on all hollow metal frames.

          6. Provide and install all exit and emergency lights required by local codes.

          7. Install all utilities hookups and connections which are necessary for Tenant to legally occupy the demised premises, including, without limitation, HVAC, plumbing and electrical.

          Landlord agrees to and will, at Landlord's sole cost and expense (but not exceeding the $25 per rentable square foot cap described above) and in a workmanlike manner, perform, furnish, install and provide Landlord's Work in the demised premises, in substantial conformity with the terms and provisions of the Lease and in accordance with the applicable building codes and regulations. Landlord will be responsible for Landlord's Work, and Tenant agrees to be responsible for and to pay the cost of Tenant's Extra Work or any other work not included in Landlord's Work (subject to the Extra Work Credit described above), which cost shall be deemed to be additional rent under this Lease and shall be payable upon demand.

          Notwithstanding the foregoing or anything to the contrary herein or in the Plans, Landlord shall not be required to perform, and Tenant shall not request, work which would: (1) require changes to structural components of the building or the exterior design of the building, (2) require any material modification to the building's mechanical installations or installations outside the demised premises, (3) not comply with all applicable laws, rules, regulations and requirements of any governmental department having jurisdiction over the construction of the building and or the demised premises, (4) be incompatible with the building plans filed with the governmental authorities or with the occupancy of the building as a first-class office building, or (5) delay the completion of the demised premises or the building or any part thereof Any changes required by any governmental department affecting the construction of the building and/or the demised premises shall not be deemed to be a violation of Tenant's drawings, plans and specifications or any provision of this Work Letter, and shall be acceptable to Tenant.

IV.  DELAYS BY TENANT

     A. If a delay shall occur in (a) the delivery of information in regard to any plan, specification or information required elsewhere in this Lease or the Work Letter to be furnished by Tenant at the time and in the manner so required, or (b) the completion of Landlord's Work as the result of (i) any direction by Tenant that Landlord hold up proceeding with a segment of Landlord's Work preliminary to a possible change therein by Tenant or for any other reason, (ii) any other act or omission of Tenant, its agents, employees or contractors, (iii) any displacement of the work involved from its place in Landlord's overall construction schedule for finishing space in the Building for tenants (resulting from any of the foregoing) and the fitting of such work back in such schedule (due regard being given to the need to minimize disturbance to the overall works schedule for finishing space in the Building for other tenants as well as Tenant), or (iv) the fact that non-Building standard Landlord's Work requires lead time to obtain, or construction time to perform, in excess of that required for Building standard Items, with reasonable diligence in obtaining and performing the same on the part of Landlord, then any such delay shall be "Tenant's Delay" and, at Landlord's option, be included in the calculations of the commencement date of the term of this Lease under
          Article 3 of the Lease, with said commencement date becoming one day earlier than provided for in Article 3 of the Lease for each day of such delay (that is, the day the demised premises would have been ready for occupancy absent such delay).

     B. If a delay in the completion of Landlord's Work, or any portion of such delay, is the result of a cause beyond Landlord's reasonable control, including but not limited to a strike, then any such delay, which would not have occurred but for a delay described in subsection A of Section IV, shall be deemed added to the delay described in such subsection A.

          In the determination of the extent of any such delay arising from subsection (A) (b)(iv) hereinabove, the time required to reinsert the work to Landlord's overall construction schedule (in accordance with good construction scheduling practices) when an appropriate opening occurs therein shall be added to the delay for any of the other reasons above.

     The extent of any delay referred to in this Section shall be determined in the following manner: Landlord shall notify Tenant by Registered Mail or Certified Mail of the estimated length of the delay involved within a reasonable time after the information necessary to estimate such delays available, and the extent of such delay shall be deemed to be as so estimated unless, within three business days after the giving of such Notice, Tenant shall notify the Landlord of any disagreement therewith (including Tenant's reasons therefor); Landlord's estimate shall, despite such disagreement, be binding and conclusive on both parties unless Landlord or Tenant is able to sustain the burden of proof that some other length of time is involved in the delay in question. If a dispute shall be unresolved with respect to whether Tenant has in fact sustained such burden, such dispute shall be resolved by arbitration in the City of Stamford, State of Connecticut in accordance with Article 36 of the Lease. Pending resolution of said dispute, the parties shall proceed in accordance with Landlord's estimate and the provisions of this Lease.

     Notwithstanding anything contained herein, Landlord shall pursue completion of construction work in the demised premises with all due diligence in order to avoid unnecessary delays towards Tenant's timely occupancy.

*NOTE: If there is a discrepancy between the Construction Sketch, the Work Letter, the Preliminary Plans, or the Plans, the Work Letter will govern.

          ------------------------------------------------------------
          ------------------------------------------------------------








                               AGREEMENT OF LEASE



                                     BETWEEN



                           SOUNDVIEW PLAZA ASSOCIATES,

                                    LANDLORD


                                       AND


                                  GANTOS, INC.,

                                     TENANT







                             DATED: JANUARY 23, 1997









          ------------------------------------------------------------
          ------------------------------------------------------------

                                TABLE OF CONTENTS


   ARTICLE                                                                  PAGE
   -------                                                                  ----
Preface, and Demised Premises                                               1
      1.    Rent, Etc.                                                      1
      2.    Occupancy, Etc.                                                 3
      3.    Commencement of Term.                                           3
      4.    Common Areas                                                    4
      5.    Tax Escalation; Taxes on Lease or Rents                         6
      6.    Expense Escalation                                              10
      7.    Electricity                                                     16
      8.    Alterations and Installations                                   20
      9.    Repairs                                                         25
     10.    Requirements of Law; Fire Insurance                             26
     11.    Subordination                                                   27
     12.    Loss, Damage, Reimbursement, Liability, Etc.                    29
     13.    Destruction--Fire or Other Casualty                             31
     14.    Eminent Domain                                                  33
     15.    Assignment and Subletting                                       35
     16.    Access to Demised Premises; Changes                             41
     17.    Certificate of Occupancy                                        42
     18.    Bankruptcy                                                      43
     19.    Default                                                         44
     20.    Remedies of Landlord; Waiver of Redemption;
            Prejudgment                                                     46
     21.    Fees and Expenses; Interest                                     48
     22.    No Representations by Landlord                                  48
     23.    End of Term                                                     48
     24.    Quiet Enjoyment                                                 49
     25.    Definitions                                                     49
     26.    Adjacent Excavation--Shoring                                    50
     27.    Rules and Regulations                                           50
     28.    No Waiver, Etc.                                                 51
     29.    Waiver of Trial by Jury                                         52
     30.    Inability to Perform                                            52
     31.    Notices                                                         53
     32.    Services                                                        54
     33.    Landlord's Work - Tenant's Drawings, etc.                       58
     34.    Insurance                                                       58
     35.    Security Deposit                                                59
     36.    Arbitration                                                     60
     37.    Consents and Approvals                                          60
     38.    Indemnity                                                       60
     39.    Smoking Prohibited                                              61
     40.    Vault and Basement Space                                        61
     41.    Name of Building                                                61
     42.    Memorandum of Lease                                             62
     43.    Brokerage                                                       62
     44.    Invalidity of any Provision                                     62

   ARTICLE                                                                  PAGE
   -------                                                                  ----

     45.    Captions                                                        63
     46.    Certificate of Tenant                                           63
     47.    Successors and Assigns                                          64
     48.    Governing Law/Consent to Jurisdiction                           64
     49.    Renewal Option                                                  65
     50.    Option to Cancel                                                68
     51.    Right of First Refusal                                          70
     52.    Antenna License                                                 71
     53.    Environmental Laws                                              74

EXHIBIT A-I LEGAL DESCRIPTION
EXHIBIT A-2 DEMISED PREMISES
EXHIBIT B   RULES AND REGULATIONS
EXHIBIT C   CLEANING SCHEDULE
EXHIBIT D   WORK LETTER